EXHIBIT 10.48

STOCK PURCHASE AGREEMENT

dated as of

November 1, 2004

by and among

EXELON SHC, INC.,

EXELON NEW ENGLAND POWER MARKETING, L.P.,

EXRES SHC, INC.,

and

DYNEGY NEW YORK HOLDINGS INC.,

relating to the sale and purchase of

100% of the capital stock of

EXRES SHC, INC.

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Form of Exelon Generation Release
Exhibit B	FIRTPA Certificate

SCHEDULES
1.1(a)(1)	Allegheny Operating and Management Agreements
1.1(a)(2)	Designated Employees
1.1(a)(3)-A	Knowledge of the Selling Stockholders
1.1(a)(3)-B	Knowledge of Buyer
1.1(a)(4)	Permitted Encumbrances
1.1(a)(5)	Preliminary Transactions
1.1(a)(6)	Rotor Repair Expenditures
1.1(a)(7)	Significant Subsidiaries
1.1(a)(8)	TEG/TEP Employees
3.3	Consents and Approvals; No Conflict
3.4	Capitalization
3.5(a)	Financial Statements
3.6	Undisclosed Liabilities
3.7	Material Contracts and Arrangements
3.8	Legal Proceedings
3.9(c)	Taxes – Audits and Administrative Proceedings
3.9(d)	Taxes – Certain Tax Liabilities
3.9(g)	Taxes – No Tax Claims
3.9(l)	Taxes – Form 8886 Transactions
3.10	Exempt Wholesale Generators and Qualifying Facilities
3.11	Labor Matters
3.12(a)	ERISA – Employee Benefit Plans
3.12(b)	ERISA – Certain Commitments Relating to Employee Benefit Plans
3.12(c)	ERISA – Administration of Employee Benefit Plans
3.12(d)	ERISA – Contributions to Employee Benefit Plans
3.12(e)	ERISA – Section 401 Qualification
3.12(f)	ERISA – Certain Transactions Prohibited by Code and ERISA
3.12(k)	ERISA – Conflicts with this Agreement
3.12(n)	ERISA – Retiree Insurance
3.12(o)	ERISA – No Other Liabilities or Obligations
3.14	Insurance
3.16	Real Property
3.18	Compliance with Environmental Laws
3.20(a)	Sithe Marketing Companies
3.20(b)	Grandfathered Transmission Congestion Contract
3.22	Intellectual Property
4.3	Consents and Approvals; No Conflict
5.1(F)	Budget
5.1(I)	Other Actions
5.8(h)	Excess Cap Payment Example

v

5.8(i)	Net Operating Loss Utilization
5.8(m)	Tax Sharing Agreements
5.10(a)	Credit Support
5.10(c)	Credit Support for Allegheny Companies and Excluded Entities
5.10(d)	Swap Credit Return Transaction
5.11(a)	Sithe Employees
5.11(b)	SEPS Employees
5.18(a)(i)	Insurance Settlement Proceeds
6.1(d)	Buyer’s Consents and Approvals
6.2(d)	Sellers’ Consents and Approvals
7.1(a)(iv)(D)	Certain ExRes Subsidiaries
7.5	Shared Indemnity Amount Examples

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of November 1, 2004, by and among Dynegy New York Holdings Inc., a Delaware corporation (“Buyer”), Exelon SHC, Inc., a Delaware corporation (“Exelon”), Exelon New England Power Marketing, L.P., a Delaware limited partnership (“NEPM,” and together with Exelon, the “Selling Stockholders”), and ExRes SHC, Inc., a Delaware corporation (“ExRes”). Each of Buyer, the Selling Stockholders and ExRes hereinafter may be referred to individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, as of the Closing Date, the Selling Stockholders will own all of the issued and outstanding capital stock of ExRes (the “ExRes Shares”), including all of the issued and outstanding shares of common stock of ExRes, par value $0.0001 per share; and

WHEREAS, the Selling Stockholders desire to transfer all of the ExRes Shares to Buyer, and Buyer desires to acquire all of the ExRes Shares from the Selling Stockholders, in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

(a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Accounts Receivable” means, as of any date, a Person’s trade accounts receivable, notes receivable, employee advances and any other miscellaneous receivables.

“Action” means any action, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.

“Affiliate” means an affiliate, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934.

“Agreement” means this Stock Purchase Agreement, together with the Schedules and Exhibits hereto, as the same may be amended from time to time.

“Allegheny Companies” means: (i) Allegheny Hydro No. 1, a Pennsylvania business trust; (ii) Allegheny Hydro No. 2, a Pennsylvania business trust; (iii) Allegheny Hydro No. 8, L.P., a Delaware limited partnership; (iv) Allegheny Hydro Partners, Ltd., a Pennsylvania limited partnership; (v) Allegheny Hydro No. 9, L.P., a Delaware limited partnership; and (vi) Allegheny Number 6 Hydro Partners, a Pennsylvania limited partnership and (vii) if the SEPS Restructuring occurs as set forth on Schedule 1.1.(a)(5), SEPS.

“Allegheny Employees” means those persons designated as such on Schedule 5.11(b).

“Allegheny Operating and Management Agreements” means the Operating and Maintenance Management Agreements described in Schedule 1.1(a)(1).

“Applicable Laws” means Laws that are promulgated, issued or enacted by a Governmental Authority or tribal authority having appropriate jurisdiction.

“Associated Tax Effect” means the actual Tax effect of any item of taxable income, loss or deduction.

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized by Law to close.

“Buyer Indemnitees” means: (i) Buyer, its Affiliates (including, after the Closing, ExRes and the Significant Subsidiaries) and their respective directors, officers, managers, employees, agents, representatives, controlling Persons and stockholders; and (ii) the directors, officers and managers of the Excluded Entities; provided that no Excluded Entity is a Buyer Indemnitee.

“Buyer Material Adverse Effect” means any condition, circumstance, change, event, occurrence or state of facts of or related to Dynegy Inc. or any of its Subsidiaries that, individually or in the aggregate with any other condition(s), circumstance(s), change(s), event(s), occurrence(s) or state(s) of fact, is or would reasonably be expected to be: (i) materially adverse to the assets, business, operations, financial condition or results of operations of Dynegy Inc. and its Subsidiaries, taken as a whole; or (ii) materially adverse to the ability of Dynegy Inc. or any of its Subsidiaries to perform its or their obligations under this Agreement, excluding, in any case (A) any changes, circumstances or effects resulting from or relating to economic conditions in general that are not disproportionately adverse to Dynegy Inc. and its Subsidiaries and the business activities conducted by them, taken as a whole, (B) any changes, circumstances or effects resulting from or relating to changes or developments generally in the electric power industry that are not disproportionately adverse to Dynegy Inc. and its Subsidiaries and the business activities conducted by them, taken as a whole, (C) any changes in the price or availability of fuel generally applicable to the industries in which Dynegy Inc. or any of its Subsidiaries are involved, (D) any effect relating to or resulting from a material breach of this Agreement by the Selling Stockholders or their Affiliates, (E) any changes or effects arising or relating to Laws or accounting standards, principles or interpretations of general application that are not disproportionately adverse to Dynegy Inc. and its Subsidiaries, and (F) the announcement of this Agreement or consummation of the transactions contemplated by this Agreement.

“Cause” means an employee’s: (i) commission of an act or omission that has, has had, or is reasonably expected to have a material adverse effect on the business, operations, financial condition or reputation of ExRes or any of its Affiliates; (ii) material failure to perform his or her duties consistent with his or her position as reasonably directed by his or her superiors at ExRes or its Subsidiaries or comply with the policies of ExRes or its Subsidiaries after the Closing Date, other than any such failure resulting from the employee’s disability or any leave or absence from active employment that is consistent with the policies and practices of ExRes or its Subsidiaries at the time of such leave or absence, after notice and a reasonable opportunity to cure; (iii) indictment or conviction of, or plea of nolo contendere with respect to, a felony or a crime involving moral turpitude; or (iv) fraud or personal dishonesty involving misappropriation of the assets of any Person.

“Charter Documents” means a Person’s certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, formation agreement or other similar organizational documents.

“COBRA” means the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified in Sections 601-608 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts that are designed to enable a Person, directly or indirectly, to satisfy a condition or otherwise cause a result but do not require the performing Person to expend any funds or incur liabilities and obligations other than expenditures, liabilities and obligations that are customary and reasonable in nature and amount.

“Commitments” means: (i) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (ii) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (iii) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Charter Documents; and (iv) stock appreciation rights, phantom stock, profit participation or other similar rights with respect to a Person.

“Confidentiality Agreement” means that certain letter agreement, dated August 10, 2004, between Dynegy Inc. and Exelon Generation.

“Contract” means any agreement, contract, obligation, promise, lease, license, note, bond, mortgage, indenture, instrument or other similar obligation that is intended to be legally binding.

“Damages” means all damages, losses, liabilities, obligations, payments, amounts paid in settlement, fines, penalties, costs of burdens associated with performing injunctive relief and other costs and expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors, and of expert witnesses and other costs of investigation, preparation and litigation in connection with any Action).

“Debt Service Reserve Fund” means the Debt Service Reserve Fund established pursuant to the Trust Indenture.

“Decommissioning” and “Decommission” means the decommissioning, divestiture, restructuring, operations, bankruptcy or salvage with respect to any Person or its assets and any activities related thereto.

“Department of Justice” means the United States Department of Justice and any successor agency thereto.

“Designated Employees” means those persons listed on Schedule 1.1(a)(2).

“Employee Benefit Plan” means each written or oral “employee benefit plan” as defined in Section 3(3) of ERISA, foreign employee benefit plan that is not subject to ERISA, stock option, stock purchase, stock ownership, restricted stock, profit sharing, deferred compensation, supplemental retirement, severance, retiree benefit, fringe benefit, employee loan (or advance), performance, bonus, commission, incentive, vacation or holiday pay, overtime or other compensation or benefit plan, program, policy, understanding or arrangement, and each consulting, termination, or retention agreement with respect to which ExRes or its ERISA Affiliates has any current or future obligation or liability or which is maintained, contributed to or sponsored by ExRes or its ERISA Affiliates for the benefit of any current employee, independent contractor, officer or director (or their respective dependents or beneficiaries) or any former employee, former independent contractor, former officer or former director (or their respective dependents or beneficiaries) of ExRes or its ERISA Affiliates.

“Encumbrances” means liens (statutory or otherwise), mortgages, pledges, security interests, charges, easements, equitable interests, claims or other encumbrances of any nature or kind, including restrictions on use or transfer that materially detract from the value of the affected assets.

“Energy Sales Agreement” means that certain Amended and Restated Energy Sales Agreement, dated as of September 1, 2000, between Independence and Consolidated Edison Company of New York, Inc., as amended.

“Environmental Law” means any Applicable Law (including legally binding regulatory guidance and other similar obligations and requirements) pertaining to the protection of human health or the environment or similar Laws imposing liability or establishing standards of conduct for protection of the environment, natural resources, and human health, including Laws relating to releases or threatened releases of Hazardous Substances (including releases to ambient air, surface water, groundwater, land and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, emission, transport, disposal or handling of or exposure to Hazardous Substances, including the Federal Water Pollution Control Act, Safe Drinking Water Act, Resource Conservation and Recovery Act, Clean Air Act, Toxic Substances Control Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, and similar Laws.

“Equity Interest” means: (i) with respect to a corporation, any and all shares of capital stock (and any Commitments with respect thereto); (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests (and any Commitments with respect thereto); and (iii) any other direct equity ownership of or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means: (i) any Person that, together with ExRes or any of its Subsidiaries or Affiliates, as of the relevant measuring date, is (or was) required to be treated as a single employer under Section 414 of the Code; and (ii) any Person who is or was controlled by or under common control with the Person in question; provided, however, the Selling Stockholders shall only be considered to be an ERISA Affiliate for purposes of Section 3.12(j) of this Agreement.

“Excluded Entities” means: (i) the Allegheny Companies; (ii) Sithe International; and (iii) any Person, other than a Significant Subsidiary, in which ExRes directly or indirectly owns or previously owned an Equity Interest. When a Decommissioning Notice, if any, becomes effective, for purposes of Article VII, the MRA Companies to which such Decommissioning Notice relates shall be deemed to be Excluded Entities from the time immediately before the Closing.

“Exelon Generation” means Exelon Generation Company, LLC, a Pennsylvania limited liability company.

“ExGen Note” means that certain Third Amended and Restated Promissory Note, dated November 1, 2002, made and entered into by Exelon Generation in favor of Sithe Northeast Generating Company, Inc.

“ExRes Material Adverse Effect” means any condition, circumstance, change, event, occurrence or state of facts of or related to ExRes or any of the Significant Subsidiaries that, individually or in the aggregate with any other condition(s), circumstance(s), change(s), event(s), occurrence(s) or state(s) of fact, is or would reasonably be expected to be: (i) materially adverse to the assets, business, operations, financial condition or results of operations of ExRes and the Significant Subsidiaries, taken as a whole; or (ii) materially adverse to the ability of Exelon, the Selling Stockholders, or ExRes or any of their respective Affiliates to perform its or their obligations under this Agreement, excluding, in any case (A) any changes, circumstances or effects resulting from or relating to economic conditions in general that are not disproportionately adverse to ExRes, the Selling Stockholders and the Significant Subsidiaries and the business activities conducted by them, taken as whole, (B) any changes, circumstances or effects resulting from or relating to changes or developments generally in the electric power industry that are not disproportionately adverse to ExRes, the Selling Stockholders and the Significant Subsidiaries and the business activities conducted by them, taken as whole, (C) any changes in the price or availability of fuel generally applicable to the industries in which ExRes, the Selling Stockholders or any of the Significant Subsidiaries are involved, (D) any effect relating to or resulting from a material breach of any Material Contract by Buyer or its Affiliates or caused by the negligence or willful misconduct of Buyer or its Affiliates, (E) any changes or effects arising or relating to Laws or accounting standards, principles or interpretations of general application that are not disproportionately adverse to ExRes, the Selling Stockholders and the Significant Subsidiaries, and (F) the announcement of this Agreement or consummation of the transactions contemplated by this Agreement.

“FERC” means the United States Federal Energy Regulatory Commission or any successor agency thereto.

“FTC” means the United States Federal Trade Commission or any successor agency thereto.

“GAAP” means United States generally accepted accounting principles.

“Gas Sales Agreement” means that certain Amended and Restated Base Gas Sales Agreement, dated as of October 26, 1992, as amended, between RCP Debt, LLC and RCMF Debt, LLC (as assignees of Enron North America, Inc., as successor in interest by merger to Enron Power Services, Inc.) and Independence.

“Governmental Authority” means any United States Federal, state or local or any foreign government, supranational, governmental, regulatory or administrative authority, instrumentality, agency or commission, political subdivision, self-regulatory organization or any court, tribunal or judicial or arbitral body or other governmental authority.

“Hazardous Substance” means: (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls; and (ii) other chemicals, materials or substances defined or regulated as toxic or hazardous or as pollutants, contaminants or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means: (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course and which in any event are no more than 60 days past due); (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (iii) all guarantees with respect to the Indebtedness of others; (iv) all liabilities and obligations under capital leases; (v) all liabilities and obligations in respect of outstanding letters of credit (other than commercial letters of credit with an initial maturity date of less than 90 days), acceptances and similar obligations issued or created for the applicable Person’s account; (vi) all liabilities and obligations secured by any Encumbrance on any property of the applicable Person even though such Person has not assumed or otherwise become liable for the payment thereof; and (vii) the net liabilities and obligations of the applicable Person under any hedging arrangements.

“Indemnitee” means a Buyer Indemnitee or Seller Indemnitee, as applicable.

“Indenture Trustee” means the Trustee under the Trust Indenture.

“Independence” means Sithe/Independence Power Partners, L.P., a Delaware limited partnership.

“Independence Entities” means: (i) Independence; (ii) SIFC; and (iii) Sithe/Independence LLC.

“Independence Outage Insurance” means the insurance policy issued by XL Specialty Insurance Company for the period of August 1, 2004 to July 31, 2005 that provides coverage for forced outage losses at the Independence Station power plant.

“Independence Restructuring Deduction” means the Tax deduction or Tax deductions realized by Independence and allocated to and utilized by Sithe or any of its Subsidiaries as a result of, among other actions, fixing and evidencing as debt owed by Independence, with recourse against its general partner, the balance in the Tracking Account that existed at the time of such fixing or evidencing, pursuant to Section 4.4 of the Gas Sales Agreement.

“Inspection” means any test, review, examination, inspection, investigation, verification, sampling and similar activities conducted prior to the Closing by Buyer or its Representatives with respect to the business of ExRes and the Significant Subsidiaries.

“Intellectual Property” means any rights, licenses, liens, security interests, charges, encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any: (i) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications, (ii) any (A) patents and patent applications, and (B) business methods, inventions, and discoveries that may be patentable, (iii) computer software or middleware, and (iv) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

“K Road” means K Road Ventures, L.P., a Delaware limited partnership.

“Keep Well Agreement” means that certain Keep Well Agreement, dated as of November 25, 2003, among Exelon, Reservoir, Sithe and ExRes.

“Knowledge” means: (i) with respect to the Selling Stockholders, the actual knowledge, after reasonable inquiry, of the persons listed on Schedule 1.1(a)(3)-A; and (ii) with respect to Buyer, the actual knowledge, after reasonable inquiry, of the persons listed on Schedule 1.1(a)(3)-B.

“Law” means any law (statutory, common, or otherwise), constitution, ordinance, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended.

“Loan Repayment” means the payment in full by Exelon Generation of the outstanding principal and accrued but unpaid interest under the ExGen Note.

“Luz” means Luz Solar Partners Ltd., III, a California limited partnership and the Qualifying Facilities owned in part thereby.

“Major Overhaul Fund” means the Major Overhaul Fund established pursuant to the Trust Indenture.

“MRA Companies” means: (i) the Sterling Companies; (ii) the Power City Companies; (iii) the Seneca Companies; and (iv) the Ogdensburg Companies.

“MRA Employees” means those persons designated as such on Schedule 5.11(b).

“MRA Value” means, with respect to any month and for any MRA Company as to which a Decommissioning Notice has become effective, the amount (which may be positive or negative) equal to: (x) the aggregate amount paid by Buyer or its Affiliates, other than such MRA Company, to or with respect to such MRA Company or its operations to a third party on account of such MRA Company, less (y) the aggregate amount paid by or on behalf of such MRA Company to Buyer or its Affiliates, other than any payments by such MRA Company to Buyer or its Affiliates for goods or services in the Ordinary Course of Business of such MRA Company, or for any goods or services provided or performed by Buyer or its Affiliates in preparation for and during Decommissioning on behalf of the Selling Stockholders or such MRA Company.

“Multiemployer Plan” means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“NEDI” means National Energy Development Inc., a Delaware corporation formerly known as National Energy Development Corporation.

“NEDI Merger” means the merger of NEDI with and into Sithe, with Sithe as the surviving entity.

“Net Cash Shortfalls” means the difference, if negative, between cash payments received and cash payments made with respect to any given period, without regard to corporate overhead costs.

“New England Purchase Agreement” means that certain Purchase Agreement, dated as of June 26, 2002, among Sithe, Sithe Northeast Generating Company, Inc. and Exelon Generation.

“Ogdensburg Companies” means: (i) AG-Energy, Inc., a New York corporation; and (ii) AG-Energy, L.P., a Delaware limited partnership.

“Order” means any legally binding order, ruling, decision, verdict, decree, writ, mandate, precept, command, directive, consent, award, judgment, injunction or other similar determination or finding by or before any Governmental Authority.

“Ordinary Course” or “Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is: (i) consistent in nature, scope and magnitude with the past practices of such Person; (ii) taken in the ordinary course of the normal, day-to-day operations of such Person; and (iii) consistent with industry standards.

“Partnership Distribution Fund” means the Partnership Distribution Fund established pursuant to the Trust Indenture.

“Permitted Encumbrances” means: (i) Encumbrances set forth in Schedule 1.1(a)(4); (ii) Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (iii) Encumbrances to lenders incurred on deposits made in the Ordinary Course in connection with maintaining bank accounts; (iv) Encumbrances incurred with respect to social security and similar employee insurance, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, governmental permits, licenses and approvals and other similar obligations arising in the Ordinary Course; (v) materialmen’s, warehousemen’s, mechanics’ and other similar Encumbrances arising in the Ordinary Course relating to obligations not yet due or not yet delinquent or, if delinquent, none of which, individually or in the aggregate, materially interferes with or otherwise materially impairs the title to, or present use or operation of, the affected assets; (vi) such zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities as do not materially detract from the value of the assets of a Person as currently used, or materially interfere with the present use of such assets; and (vii) such easements, activity and use limitations, exceptions, rights of way, restrictions, covenants and conditions and defects of title that do not materially detract from the value of the assets of a Person as currently used or materially interfere with the current use of the assets of a Person.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, association, unincorporated organization or Governmental Authority.

“POSDEF” means POSDEF Power Company, L.P., a California limited partnership, and the Qualifying Facility owned and operated by POSDEF.

“Post-Closing Tax Period” means any taxable period (or a portion thereof) beginning after the Closing Date.

“Power City Companies” means: (i) Power City Generating, Inc., a New York corporation; and (ii) Power City Partners, L.P., a Delaware limited partnership.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on and including, or prior to, the Closing Date.

“Preliminary Transactions” means the transactions described in Schedule 1.1(a)(5).

“PUHCA” means the Public Utility Holding Company Act of 1935.

“PURPA” means the Public Utility Regulatory Policies Act of 1978.

“Put and Call Amendment” means that certain Agreement and Amendment to Put and Call Agreement, dated as of September 29, 2004, among Reservoir, Exelon, Exelon Generation, Sithe, Independence, ExRes and NEPM.

“Put and Call Transactions” means the transactions contemplated by that certain Put and Call Agreement, dated as of November 25, 2003, among Exelon, Reservoir and ExRes, as amended by the Put and Call Amendment, as it may be amended or restated from time to time.

“QF Status” means the ownership and operation of a Qualifying Facility consistent with the requirements of Section 201 of PURPA and the rules set forth in 18 C.F.R. Part 292.

“Qualifying Facility” means the generation facilities owned in part or in whole by the Allegheny Companies, Luz and POSDEF (until, with respect to POSDEF, such time as POSDEF loses or relinquishes its QF Status and becomes an EWG).

“Representative” of a Party means any one or more of the Party and its Affiliates and their directors, officers, employees, agents, partners, representatives, advisors (including accountants, counsel, environmental consultants, financial advisors and other authorized representatives), and parents and other controlling Persons.

“Reservoir” means RCSE, LLC, a Delaware limited liability company.

“Reservoir Loan” means that certain loan evidencing the Tracking Account balance that was entered into under the terms of, and as defined in, the Tenth Amendment, dated June 29, 2001, to the Gas Sales Agreement.

“Rotor Repair Expenditures” means those expenditures related to the matters more particularly described in Schedule 1.1(a)(6).

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Seller Indemnitees” means the Selling Stockholders, their Affiliates (other than ExRes and its Subsidiaries) and their respective officers, directors, managers, employees, agents, representatives, controlling Persons and stockholders.

“Seneca Companies” means: (i) Seneca Power Corporation, a Delaware corporation; and (ii) Seneca Power Partners, L.P., a Delaware limited partnership.

“SEPS” means Sithe Energies Power Services, Inc., a California corporation.

“Significant Subsidiaries” means the Subsidiaries of ExRes identified in Schedule 1.1(a)(7).

“SIFC” means Sithe/Independence Funding Corp., a Delaware corporation.

“Sithe” means Sithe Energies, Inc., a Delaware corporation.

“Sithe Employees” means those persons listed on Schedule 5.11(a).

“Sithe International” means Sithe International, Inc., a Delaware corporation, and all Affiliates in which it owns, directly or indirectly, any Equity Interest.

“Sithe Marketing Companies” means: (i) Sithe Energies Marketing, Inc., a Delaware corporation; (ii) Sithe Power Marketing, Inc., a Delaware corporation; (iii) Sithe Power Holdings, Inc., a Delaware corporation; and (iv) Sithe Energy Marketing, L.P., a Delaware limited partnership.

“Sterling Companies” means: (i) Sterling Power, Ltd., a New York corporation; and (ii) Sterling Power Partners, L.P., a Delaware limited partnership.

“Subsidiary” of a Person means: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership or limited liability company (A) the sole general partner or the managing general partner or managing member of which is such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) or (B) the only general partners or members of which are such Person or one or more of the other Subsidiaries of such Person (or any combination thereof).

“Swap Agreements” means: (i) the ISDA Master Agreement, dated as of July 1, 2001, between Independence and Dynegy Power Marketing, Inc.; (ii) the Schedule to the Master Agreement (Multicurrency-Cross Border), dated as of July 1, 2001, between Dynegy Power Marketing, Inc. and Independence; and (iii) the Financial Swap Credit Support Contribution Agreement, dated as of June 30, 2001, among RCP Debt, LLC and RCMF Debt, LLC, each as assignees of Enron Corp., Exelon Generation and Independence.

“Tax” means all federal, state, local, tribal or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer pricing, franchise, single business, asset based, profits, license, capital, lease service, service use, value added, withholding, payroll, worker’s compensation, employment, excise, severance, gas import, stamp, occupation, premium, social security, unemployment, excise, property, real estate, intangible, environmental, windfall profits, customs taxes and duties and all other taxes or similar governmental fees, assessments or charges, however denominated, imposed by any foreign, federal, state or local Taxing Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Claims” means any claims, actions, causes of action, liabilities, losses, damages, deficiencies, judgments, settlements, costs and expenses (including reasonable out-of-pocket expenses and reasonable attorneys’ fees) relating to Taxes.

“Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Taxing authority or any other authority exercising Tax regulatory authority, including any applicable Governmental Authority.

“Tax Proceeding” means any audit, examination, judicial or administrative proceeding related to Taxes.

“Tax Return” means any return, report, information return, declaration, payment, remittance, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes, including amendments thereto.

“TEG Purchase Agreement” means that certain TEG Purchase Agreement, dated as of October 13, 2004, by and between Exelon and ExRes.

“TEG Transfer” means the transactions contemplated by the TEG Purchase Agreement.

“TEG/TEP Employees” means those persons listed on Schedule 1.1(a)(8).

“Tracking Account” means the account created pursuant to the Gas Sales Agreement to account for the difference between the contract price and the spot market price for gas.

“Treasury Regulation” means the regulations promulgated under the Code.

“Trust Indenture” means that certain Trust Indenture, dated January 1, 1993, among SIFC, Independence and the Trustee thereunder.

“Unrestricted Cash Distribution” means the distribution to the Selling Stockholders, immediately prior to the Closing, of all consolidated unrestricted cash of ExRes and Sithe in excess of the amount required under Section 6.1(e).

(b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

Term	Section
Active Employees	5.11(a)
Adjustment Date	2.4
Adjustments	3.5(a)
Audited Financial Statements	5.2(d)
Balance Sheet	3.5(a)
Buyer	Preamble
Buyer Default	8.1(f)
Buyer’s Required Regulatory Approvals	6.1(d)
Closing	2.2
Closing Date	2.2
COD	5.8(g)
Commonly Controlled Entity	3.12(j)
Confidential Information	5.28(c)
Continuing Employee	5.11(a)
Decommissioning Notice	5.16(a)
Demutualization Proceeds	5.21
Dexter Lease	7.1(a)(iv)(F)
Direct Claim	7.2(e)
Dispute Items	5.18(a)(iii)
Employee	3.12(a)
EWG	3.10
Excess Cap Amount	5.8(h)(iv)
Excess Cap Payment	5.8(h)(iv)
Excess NOL Amount	5.8(i)(ii)
Excluded Taxes	5.15(e)
Exelon	Preamble
ExRes	Preamble
ExRes Shares	Recitals
Financial Statements	3.5(a)
Former Employees	5.11(h)(i)
HIPAA	3.12(l)

HIPAA Regulations	3.12(l)
Includable Claims	7.5(b)
Included Taxes	5.15(e)
Indemnifying Party	7.2(a)
Independence Interests	5.8(h)(i)
K Road Disposition	5.17
K Road Guarantee	7.1(a)(iv)(E)
Material Contracts	3.7
Monthly MRA Statement	5.16(c)
NEPM	Preamble
NIMO	3.20(b)
NLRB	3.11
NOL	5.8(h)(i)
Office Lease Buyout	5.22
Office Lease	5.22
Ogdensburg Keep Whole	5.16(e)
Ogdensburg Threshold	5.16(e)
Other Indemnification Rights	7.3
Party or Parties	Preamble
PBGC	3.12(f)
Purchase Price	2.1
Real Property	3.16
Requesting Party	5.28(b)
Selling Stockholders	Preamble
Seller Default	8.1(e)
Seller’s Required Regulatory Approvals	6.2(d)
SEPS Restructuring	Schedule 1.1(a)(5)
Severance Plan	5.11(h)(i)
Shared Indemnity Amount	7.5
Sithe 401(k) Plan	5.11(c)(i)
Stockholders’ Representative	9.1(a)
Straddle Tax Periods	5.8(a)(ii)
Swap Credit Return Transaction	5.10(d)
Termination Date	8.1(b)
Third Party Claim	7.2(d)
Transfer Taxes	5.8(j)
Waiver	5.31
Waiver Procedure	5.31
WARN Act	3.21

1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The terms “include,” “includes” or “including” will be deemed to be followed by “without limitation.” References to a Section, Article, Exhibit or Schedule means a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

ARTICLE II

SALE AND PURCHASE OF THE EXRES SHARES

2.1 Sale and Purchase of the ExRes Shares. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Selling Stockholders shall sell, transfer, and deliver to Buyer, and Buyer shall purchase from the Selling Stockholders, the ExRes Shares. The aggregate purchase price for the ExRes Shares shall be $135.0 million (the “Purchase Price”) in cash, subject to adjustment as provided in Section 2.4.

2.2 Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the sale, transfer, and delivery of the ExRes Shares to Buyer, the payment of the Purchase Price to the Selling Stockholders, and the consummation of the other respective obligations of the Parties contemplated by this Agreement to occur at Closing, as applicable, shall take place at a closing (the “Closing”), to be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, at 10:00 a.m. local time, or another mutually acceptable location and time on the date that is three Business Days following the date on which the last of the conditions precedent to Closing set forth in Article VI has been either satisfied or waived by the Party for whose benefit such condition precedent exists, but in any event not after the Termination Date, unless the Parties mutually agree on such later date. The date of Closing is hereinafter called the “Closing Date.” Solely for employment, employee benefits, and payroll tax purposes, the Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date.

2.3 Deliveries at Closing.

(a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Selling Stockholders shall, or, at the option of NEPM, shall and shall cause Reservoir to, assign, transfer and deliver to Buyer certificates for the ExRes Shares, free and clear of all Encumbrances, other than Encumbrances created by or through Buyer, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto. In exchange for the ExRes Shares, Buyer shall pay or cause to be paid to the Selling Stockholders at the Closing, by wire transfer of immediately available funds denominated in United States dollars, an aggregate amount, subject to adjustment in accordance with Section 2.4, equal to the Purchase Price.

(b) At the Closing, the Selling Stockholders shall deliver or cause to be delivered the following to Buyer:

(i) The written resignations, effective as of the Closing, of all directors and officers of ExRes and its Subsidiaries in their capacities as such;

(ii) Copies of any and all Seller’s Required Regulatory Approvals;

(iii) The certificates contemplated by Section 6.1(k), 6.1(l) and 6.1(r);

(iv) Such other agreements, consents, documents, instruments and writings required to be delivered by the Selling Stockholders at or prior to the Closing Date pursuant to this Agreement; and

(v) The original Charter Documents and minute books of ExRes and its Subsidiaries.

(c) At the Closing, Buyer shall deliver, or cause to be delivered, the following to the Selling Stockholders:

(i) The Purchase Price;

(ii) Copies of any and all Buyer’s Required Regulatory Approvals;

(iii) The certificates contemplated by Section 6.2(i), and 6.2(j); and

(iv) Such other agreements, consents, documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

2.4 Purchase Price Adjustments. On the later to occur of the Closing Date and January 31, 2005 (the later to occur of such dates, the “Adjustment Date”), the Purchase Price shall be:

(a) decreased by an amount equal to the sum of (x) the amount by which the accrued and unpaid interest (regardless of whether such amounts are due) under the Reservoir Loan exceeds $11,500,000 and (y) any subordinated payments due (regardless of whether such amounts are payable) to Consolidated Edison Company of New York, Inc. under the Energy Sales Agreement, both amounts to be determined as of January 1, 2005;

(b) increased by an amount equal to the cash on deposit in the Partnership Distribution Fund on December 31, 2004;

(c) increased by an amount equal to the cash deposited in the Project Revenue Account (as defined in the Trust Indenture) during the month of January 2005, less the actual cash operating expenses paid by the Independence Entities during the month of January 2005;

(d) increased by an amount equal to the cash on deposit in the operating account contemplated by Section 4.9(b)(ii) of the Trust Indenture (currently at the La Salle Bank) immediately before the deposit of any funds to such account under Section 4.9(b)(ii) of the Trust Indenture for the month of January 2005;

(e) decreased by any amounts transferred (other than amounts transferred from the Partnership Distribution Fund) to the Project Revenue Fund (as defined in the Trust Indenture) in December 2004 under Section 4.9(c) or Section 4.9(d) of the Trust Indenture;

(f) increased by the amount of any Rotor Repair Expenditures that are actually paid out of the operating account contemplated by Section 4.9(b)(ii) of the Trust

Indenture (currently at the La Salle Bank) (as defined in the Trust Indenture) prior to January 31, 2005 or by ExRes or any Significant Subsidiaries (other than the Independence Entities) between the date hereof and Closing; and

(g) increased by any amounts in the Restoration Fund (as defined in the Trust Indenture) derived from the insurance settlements listed on Schedule 5.18(a)(i) as of the Adjustment Date.

The Selling Stockholders shall pay to Buyer any decrease in the Purchase Price and the Buyer shall pay to Exelon any increase in the Purchase Price, in each case as determined pursuant to this Section 2.4, within ten Business Days after the Adjustment Date. For purposes of Section 2.4(c), any amounts due and payable from Dynegy Inc. and its Subsidiaries to the Independence Entities as of December 31, 2004 shall be deemed to be paid and on deposit as of January 31, 2005.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLING STOCKHOLDERS

The Selling Stockholders hereby jointly and severally represent and warrant to Buyer that the following statements, subject to Section 10.15(e), (i) are correct and complete as of the date of this Agreement (except as otherwise expressly provided in a representation or warranty), and (ii) except as otherwise expressly provided in a representation or warranty, will be correct and complete in all material respects as of the Closing Date except for statements qualified by materiality (including qualification by “material,” “in all material respects” or “ExRes Material Adverse Effect”), which will be correct and complete as of the Closing Date.

3.1 Organization; Qualification.

(a) ExRes is a corporation validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, or otherwise hold and operate its properties and assets and to carry on its business as substantially now conducted. Prior to the Closing Date, the Selling Stockholders shall have delivered to Buyer complete and correct copies of the Charter Documents of ExRes and each of its Subsidiaries.

(b) Each Significant Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization. Each Significant Subsidiary is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to result in an ExRes Material Adverse Effect. Each Significant Subsidiary has the requisite organizational power and authority to own, lease, or otherwise hold and operate its properties and assets and to carry on its business as substantially now conducted.

(c) Exelon is a corporation validly existing and in good standing under the laws of the State of Delaware. NEPM is a limited partnership validly existing and in good standing under the laws of the State of Delaware. Each of the Selling Stockholders has the requisite organizational power and authority to own or otherwise hold the ExRes Shares.

3.2 Authorization; Validity. ExRes and the Selling Stockholders have all the requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by ExRes and the Selling Stockholders and constitutes the valid and binding obligation of ExRes and the Selling Stockholders, enforceable against ExRes and the Selling Stockholders in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

3.3 Consents and Approvals; No Conflict. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by ExRes and the Selling Stockholders nor the consummation of the transactions contemplated hereby will: (a) conflict with or result in a breach or violation of any provision of the Charter Documents of the Selling Stockholders, ExRes or any Significant Subsidiary; (b) require any consent, approval, authorization or permit of, filing with or notification to, any Governmental Authority, except (i) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification would not reasonably be expected to result in an ExRes Material Adverse Effect or (ii) those requirements that become applicable to ExRes or any Significant Subsidiary as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which the Selling Stockholders, ExRes or any Significant Subsidiary is a party or by which the Selling Stockholders, ExRes or any Significant Subsidiary or any of their respective assets (other than an Equity Interest in an Excluded Entity) may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not reasonably be expected to result in an ExRes Material Adverse Effect; or (d) constitute violations of any Order or Law applicable to the Selling Stockholders, ExRes or any Significant Subsidiary, except for such violations that would not reasonably be expected to result in an ExRes Material Adverse Effect.

3.4 Capitalization.

(a) The authorized, issued and outstanding capital stock of ExRes and each of its Subsidiaries are as set forth in Schedule 3.4. The stockholders of record of ExRes and each of its Subsidiaries are as set forth in Schedule 3.4. Except as set forth in Schedule 3.4: (i) there are no authorized or outstanding Commitments with respect to any Equity Interests of ExRes or any of its Subsidiaries; and (ii) no Equity Interests of ExRes or any of its Subsidiaries are reserved for issuance for any Commitments. Except as set forth in Schedule 3.4, neither ExRes nor any of its Subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its Equity Interests. Except for the Charter Documents of ExRes and its Subsidiaries, and

except as set forth in Schedule 3.4, there is no voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any Equity Interests of ExRes or any of its Subsidiaries. All of the issued and outstanding Equity Interests of the Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances created by or through Buyer. Other than as set forth on Schedule 3.4 and except for any Person in which ExRes owns less than 5% of the outstanding Equity Interest, ExRes does not own, directly or indirectly, any Equity Interest in any Person. No Significant Subsidiary directly owns a general partner interest (or similar interest which causes an owner thereof to be liable for the liabilities or obligations of the Person in which such interest is owned) in any Excluded Entity.

(b) Exelon is the sole record and beneficial owner of 50% of the ExRes Shares free and clear of all Encumbrances. Upon consummation of the Put and Call Transactions, NEPM will be the sole record and beneficial owner of the other 50% of the ExRes Shares free and clear of all Encumbrances. All of the issued and outstanding ExRes Shares have been or will be duly authorized, validly issued, fully paid and nonassessable and, at Closing, will be free and clear of all Encumbrances, other than Encumbrances on ExRes Shares created by or through Buyer.

3.5 Financial Statements.

(a) Attached as Schedule 3.5(a) are: (a) the consolidated (i) unaudited balance sheet of Sithe and its Subsidiaries and (ii) audited balance sheet of Independence and its Subsidiaries, each at December 31, 2003 and each with the related consolidated statements of income and cash flows for the year then ended (which statements are unaudited in the case of Sithe and its Subsidiaries and audited in the case of Independence and its Subsidiaries); and (b) the consolidated audited balance sheets of (i) Sithe and its Subsidiaries and (ii) Independence and its Subsidiaries, each at December 31, 2002 and each with the related audited consolidated statements of income and cash flows for the year then ended; and (c) consolidated unaudited balance sheets of (i) Sithe and its Subsidiaries and (ii) Independence and its Subsidiaries, each at September 30, 2004 and each with the related consolidated statements of income and cash flows for the nine-month period then ended ((c)(i) and (c)(ii), collectively, the “Balance Sheet,” and, collectively with the statements specified in clauses (a) and (b) of this Section 3.5 and, after their delivery pursuant to Section 5.2(d) and in substitution for unaudited financial statements referred to above for the same period, the Audited Financial Statements, and together with the related notes to each, the “Financial Statements”). The Financial Statements are consistent with the books and records of Sithe and its Subsidiaries and fairly present in all material respects the consolidated financial position of Sithe and its Subsidiaries and of Independence and its Subsidiaries, as applicable, as of the respective dates thereof and the consolidated results of operations and cash flows of Sithe and its Subsidiaries and of Independence and its Subsidiaries, as applicable, for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes as well as adjustments in connection with the preparation of the audited financial statements for the 2003 fiscal year or any other September 30, 2004 adjustments made after the date of this Agreement (together, the “Adjustments”). Since January 1, 2004, neither Sithe nor any of its Subsidiaries has effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(b) The Audited Financial Statements for fiscal year 2003 when delivered pursuant to Section 5.2(d) and compared to the unaudited Financial Statements for fiscal year 2003 delivered pursuant to Section 3.5(a) with any Adjustments to the interim financial statements referred to in Section 3.5(a) above did not include changes that either (i) caused or reflected facts that would reasonably be expected to cause a default or event of default under any Material Contract, or (ii) reflect a material increase in the contingent liabilities or obligations of Sithe and its Significant Subsidiaries (other than any MRA Company).

3.6 Undisclosed Liabilities. Except as set forth on Schedule 3.6 or liabilities or obligations required to be satisfied by ExRes or any of its Subsidiaries to comply with this Agreement, neither ExRes nor any Significant Subsidiary (other than the MRA Companies) has any liability or obligation that is not reflected in the Balance Sheet, except liabilities or obligations: (a) incurred or accrued in the Ordinary Course of Business, including liens for current taxes and assessments not in default, since September 30, 2004 that are not material in the aggregate; (b) for which indemnity is provided under Section 7.4(a)(iv); or (c) that would not be required to be disclosed in the notes to financial statements prepared in accordance with GAAP.

3.7 Material Contracts and Arrangements. The Contracts listed in Schedule 3.7 include all of the following Contracts and any amendments or supplements thereto or waivers in respect thereof to which ExRes or any Significant Subsidiary (which, for purposes of this Section 3.7, shall not include any MRA Company) is a party (other than Contracts to which Dynegy Inc. or any of its Subsidiaries is a party), or by which ExRes or any Significant Subsidiary or any of their respective assets (other than any Equity Interest in any Excluded Entity) is bound and with respect to which liabilities or obligations are continuing (the “Material Contracts”):

(a) Any Contract that is material to the ownership, operation, maintenance, financing or performance of the operations of ExRes or any Significant Subsidiary;

(b) Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $500,000 per year;

(c) Any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to ExRes or any Significant Subsidiary, or involve consideration in excess of $2,500,000.

(d) Any Charter Documents of any Person in which ExRes or any Significant Subsidiary owns a direct Equity Interest but is not a Subsidiary of ExRes;

(e) Any Contract (or group of related Contracts) under which Indebtedness in excess of $2,500,000 exists, or under which material Encumbrances, other than Permitted Encumbrances, exist on any of the assets of ExRes or its Significant Subsidiaries;

(f) Any Contract imposing noncompetition obligations on ExRes or a Significant Subsidiary;

(g) Any Contract with any Excluded Entity or any Selling Stockholder or any Affiliate of a Selling Stockholder other than ExRes or a Significant Subsidiary;

(h) Any Employee Benefit Plan for the benefit of its current or former directors, officers, or employees;

(i) Any collective bargaining agreement;

(j) Any Contract for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation or providing severance benefits;

(k) Any Contract under which ExRes or any Significant Subsidiary has outstanding, or commitments to make, any advance or loan to any of its directors or officers or any Selling Stockholder or any Affiliate of a Selling Stockholder (or any director or officer of any of them) or, outside the Ordinary Course of Business, to any of its employees; and

(l) Any other Contract (or group of related Contracts) the performance of which involves receipt or payment of consideration in excess of $2,500,000.

The Selling Stockholders have made available to Buyer a correct and complete copy of each written Contract (as amended to date) listed in Schedule 3.7 and a written summary setting forth the terms and conditions of each oral Contract, if any, referred to in Schedule 3.7. Except as otherwise set forth in Schedule 3.7: (a) each Material Contract is valid, binding and in full force and effect in all material respects, and is enforceable by ExRes or a Significant Subsidiary, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law); (b) ExRes or any Significant Subsidiary that is a party to a Material Contract has performed in all material respects all obligations required to be performed by it to date under such Material Contract (as well as under any other Contract to which it is party, the nonperformance of which would permit the counterparty to such Material Contract to terminate or accelerate the maturity of any Material Contract); (c) neither ExRes nor any Significant Subsidiary has received any written notice of default under any Material Contract to which it is a party; (d) to the Selling Stockholders’ Knowledge, no party to a Material Contract has repudiated any material provision of such Material Contract; and (e) to the Selling Stockholders’ Knowledge, no counterparty to any Material Contract is in material default under such Material Contract. Schedule 3.7 lists all notices of default received by ExRes or any of the Significant Subsidiaries under any Material Contract, the current status of such default and a description of whether such default has been cured or waived.

3.8 Legal Proceedings; Compliance with Law.

(a) Except as set forth in Schedule 3.8 or Schedule 3.9(c): (i) there are no Actions (excluding inquiries and investigations) pending or, to the Selling Stockholders’ Knowledge, threatened; and (ii) to the Knowledge of the Selling Stockholders, there are no inquiries or investigations pending or threatened, in either case against ExRes or any Significant Subsidiary before any Governmental Authority for which (A) on the date hereof, Damages claimed are in excess of $500,000 or for which material injunctive relief is requested, and (B) on the Closing Date, Damages claimed are material to ExRes and the Significant Subsidiaries or material injunctive relief is requested that would reasonably be expected to have a substantial likelihood of success. Except as set forth in Schedule 3.8, neither ExRes nor any Significant Subsidiary is subject to any outstanding Order that, if adversely determined, would reasonably be expected to cause Damages (x) on the date hereof, in excess of $500,000 and (y) on the Closing Date, that would reasonably be expected to be material to ExRes and its Significant Subsidiaries.

(b) Except as set forth on Schedule 3.8, ExRes and each Significant Subsidiary is in compliance with all Applicable Laws (other than labor and employment Laws, which are addressed in Section 3.11, and other than Environmental Laws, which are addressed in Section 3.18), except where the failure to so comply would not reasonably be expected to result in an ExRes Material Adverse Effect. Except as set forth on Schedule 3.8, ExRes and the Significant Subsidiaries have all permits, licenses and other governmental authorizations necessary to own, lease or otherwise hold their properties and assets and to conduct their business as currently conducted and operate their facilities as currently operated, except where failure to obtain the same would not reasonably be expected to result in an ExRes Material Adverse Effect.

3.9 Taxes.

(a) ExRes and each of the Significant Subsidiaries have timely filed all material Tax Returns that they were required to file. All such Tax Returns were accurate, correct and complete in all material respects and have been prepared consistently in substantial compliance with all Applicable Laws. All material Taxes owed by ExRes and the Significant Subsidiaries have either been paid or reserved for on the Balance Sheet.

(b) ExRes and the Significant Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid and have filed all applicable Tax Returns, to the extent required, in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person for all periods of which the statutory period of limitations for the assessment of such Tax has not yet expired.

(c) With respect to ExRes and the Significant Subsidiaries, except as provided on Schedule 3.9(c), no United States federal, state, local or foreign audits or other administrative proceedings are, as of the date hereof, pending, or to the Selling Stockholders’ Knowledge, proposed or threatened, with regard to any material Taxes or Tax Returns of ExRes and the Significant Subsidiaries. Except as provided on Schedule 3.9(c), neither ExRes nor the Significant Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect.

(d) Except as provided on Schedule 3.9(d), neither ExRes nor the Significant Subsidiaries has a liability for Taxes of any person, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, or by contract.

(e) The Selling Stockholders are not “foreign persons” as such term is defined in Section 1445 of the Code.

(f) Neither ExRes nor the Significant Subsidiaries: (i) has been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement; or (ii) has been subject to gain under Section 355(e) of the Code.

(g) Except as otherwise provided on Schedule 3.9(g), no Tax Claims have ever been made by any Governmental Authority in any jurisdiction where ExRes or the Significant Subsidiaries does not file Tax Returns that ExRes or the Significant Subsidiaries is or has any reason to believe that it may be subject to taxation by any Governmental Authority in such jurisdiction.

(h) There are no liens for Taxes (other than Taxes not yet due and payable) or other Encumbrances (other than Permitted Encumbrances) on any of the assets of ExRes or the Significant Subsidiaries.

(i) Neither ExRes nor the Significant Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv) prepaid amount received on or prior to the Closing Date.

(j) Neither ExRes nor the Significant Subsidiaries is party to any agreement, contract, arrangement or plan that has resulted or could result, separately, or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(k) Each of ExRes and the Significant Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) Schedule 3.9(l) sets forth a list of all transactions entered into by each of ExRes and the Significant Subsidiaries that have required or will require the filing of an IRS Form 8886.

(m) None of the assets of ExRes and the Significant Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(n) To the Selling Stockholders’ Knowledge, Buyer has been advised of all material deferred intercompany transactions and material excess loss accounts of ExRes and its Subsidiaries as described in Section 1502 of the Code.

3.10 Exempt Wholesale Generators and Qualifying Facilities. Except for those matters identified in Schedule 3.10, all of the Significant Subsidiaries that have (a) received Exempt Wholesale Generator (“EWG”) determinations from FERC, (b) claimed QF Status through self-certification, and/or (c) received Orders from FERC determining them to have QF Status, are in compliance in all material respects with the requirements imposed under PUHCA and PURPA, with respect to EWGs and QF Status, respectively. ExRes and such Subsidiaries have not received any notice from FERC or any other regulatory authority that any such Subsidiary is in material violation of PUHCA or PURPA or otherwise fails to satisfy any material legal requirement applicable to EWGs or QF Status.

3.11 Labor and Employment Matters. Except as set forth in Schedule 3.11, each of ExRes and the Significant Subsidiaries: (a) is in compliance with all Applicable Laws regarding employment and employment practices, occupational safety and health, wages, hours, and other terms and conditions of employment, except for noncompliance that would not reasonably be expected to result in an ExRes Material Adverse Effect; (b) has not received written notice from the National Labor Relations Board (“NLRB”) that it is a respondent to any unfair labor practice charge or complaint; (c) is not subject to any unionization attempt by any labor organization and has not received written notice from the NLRB that its employees, or any subgroup thereof, has filed a petition for representation by a labor organization; (d) has not voluntarily recognized any labor organization as the representative of its employees, or any subgroup thereof; (e) has not entered into any card check agreement or neutrality agreement with any labor organization or Governmental Authority with respect to any future union organizing attempts by any labor organization; (f) has no arbitration proceeding pending against it that arises out of or under any collective bargaining agreement or other labor or employment Contract that relates to the business or operations of ExRes or any Significant Subsidiary; and (g) is not currently experiencing, and, to the Selling Stockholders’ Knowledge, has received no threat of, any picketing, patrolling, blocking of ingress/egress, strike, material work stoppage or slowdown, or other labor dispute.

3.12 ERISA.

(a) Schedule 3.12(a) is a true, correct and complete list of each material Employee Benefit Plan currently in force and effect. Except as set forth in Schedule 3.12(a), neither ExRes nor any of its ERISA Affiliates is subject to any current or future contractual liability or other obligation (other than accrued salary, vacation pay, and commissions) with respect to, any current or former employee, any current or former director, any current or former independent contractor (“Employee”).

(b) Except as otherwise disclosed in Schedule 3.12(b), neither ExRes nor any of its ERISA Affiliates has an express or implied commitment to modify, change or terminate any Employee Benefit Plan in any material respect, other than with respect to a modification, change or termination required by ERISA or the Code. As of the date hereof, the Selling Stockholders have made available to Buyer true, correct and complete copies of (i) each material Employee Benefit Plan, including all amendments thereto (or, in the case of any unwritten Employee Benefit Plan, descriptions thereof), (ii) the two most recent annual reports on Form 5500 filed with the applicable Governmental Authority with respect to each Employee Benefit Plan (if any such report was required by Applicable Laws), (iii) the most recent summary plan description for each Employee Benefit Plan for which such a summary plan description is required by Applicable Laws, including any summary of material modifications thereto, (iv) each trust agreement or annuity contract relating to any Employee Benefit Plan, (v) a list of the entities participating in the Employee Benefit Plans and (vi) the most recent actuarial report or valuation relating to The Sithe Energies Group Stable Pension Account Plan. Except as otherwise disclosed in Schedule 3.12(b), (A) to the Selling Stockholders’ Knowledge, each report described in clause (vi) of the preceding sentence accurately describes in all material respects the funded status of the Employee Benefit Plan to which it relates as of the date indicated in such report, and (B) there has been no material change in the investment strategy of such Employee Benefit Plan since such date.

(c) Except for matters that are listed in Schedule 3.12(c), (i) each Employee Benefit Plan has been administered in all material respects in accordance with its terms, (ii) ExRes and its ERISA Affiliates and all the Employee Benefit Plans are in compliance in all material respects with all Laws applicable to the Employee Benefit Plans, including ERISA and the Code (or any similar applicable Law of a country other than the United States), (iii) ExRes and its ERISA Affiliates have performed in all material respects all obligations, whether arising by operation of Law or by Contract, required to be performed by it in connection with the Employee Benefit Plans and, to the Selling Stockholders’ Knowledge, there have been no defaults or violations in any material respect by any other party to the Employee Benefit Plans, and (iv) there are no investigations by any Governmental Authority, termination proceedings or other actions pending or, to the Selling Stockholders’ Knowledge, threatened against or directly involving any such Employee Benefit Plan or asserting any rights or claims to benefits under any such Employee Benefit Plan (except claims for benefits payable in the normal operation of such Employee Benefit Plans or routine qualification determination filings) that, if adversely determined, would reasonably be expected to have an ExRes Material Adverse Effect.

(d) Except as listed in Schedule 3.12(d), (i) all contributions to any Employee Benefit Plan that may have been required to be made in accordance with the terms of such plans or any applicable collective bargaining agreement have been timely made and (ii) no Person has failed in any material respect to make a required installment or any other payment required under Section 412 of the Code to any Employee Benefit Plan before the applicable due date. Schedule 3.12(d) identifies each trust funding any Employee Benefit Plan that is intended to meet the requirements of Code Section 501(c)(9), and each such trust satisfies in material form and operation such requirements, has received a favorable determination letter from the Internal Revenue Service to the effect that the trust is exempt from Federal income taxes that has not been revoked and revocation has not been, to the Selling Stockholders’ Knowledge, threatened, and provides no disqualified benefits (as such term is defined in Code Section 4976(b)) or is unfunded.

(e) Except as set forth in Schedule 3.12(e): (i) each Employee Benefit Plan that is intended to qualify under Section 401 of the Code has been the subject of a favorable determination letter from the Internal Revenue Service to the effect that such plan is qualified and the related trust is exempt from Federal income taxes under Sections 401 and 501, respectively, of the Code; (ii) no such determination letter has been revoked and revocation has not been, to the Selling Stockholders’ Knowledge, threatened; and (iii) to the Selling Stockholders’ Knowledge, no event has occurred that would subject any Employee Benefit Plan to any material Tax under Section 511 of the Code. The Selling Stockholders have made available to Buyer a copy of the most recent determination letter received with respect to each Employee Benefit Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter (and any related correspondence) with respect to any such Employee Benefit Plan intended to qualify under Section 401 of the Code. Except as set forth in Schedule 3.12(e), as to any Employee Benefit Plan intended to qualify under Section 401 of the Code, there has been no termination or partial termination of such Employee Benefit Plan within the meaning of Section 411(d)(3) of the Code that has not resulted in full vesting for affected employees.

(f) Except as set forth in Schedule 3.12(f), as to any Employee Benefit Plan subject to Title IV of ERISA, (i) no event or condition which presents the risk of plan termination has occurred, (ii) no material accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (iii) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation §2615.3 promulgated by the Pension Benefit Guaranty Corporation (“PBGC”) have not been waived) has occurred, (iv) no written notice of intent to terminate such Employee Benefit Plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate such Employee Benefit Plan, (vi) no person has provided or is required to provide security to such Employee Benefit Plan under Section 401(a)(29) of the Code due to a plan amendment that results in a material increase in current liability, (vii) no material liability to the PBGC has been incurred, and (viii) the assets of such Employee Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such Employee Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(g) No act, omission or transaction has occurred which would result in imposition on ExRes or its ERISA Affiliates of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case except as would not reasonably be expected to result in an ExRes Material Adverse Effect.

(h) There are no material liabilities or obligations with respect to benefit plans previously maintained or contributed to by ExRes, the Significant Subsidiaries or any of their ERISA Affiliates, or to which ExRes, the Significant Subsidiaries or any of their ERISA Affiliates previously had an obligation to contribute.

(i) Neither ExRes nor any of its ERISA Affiliates has made or granted or committed to make or grant any material benefit improvements under any Employee Benefit Plan that is a defined benefit pension plan listed in Schedule 3.12(a) (except as provided in the plan documents) to which Employees are or may become entitled which are not reflected in the most recent actuarial report provided by Selling Stockholders to Buyer in accordance with Section 3.12(b) and, except as specifically provided in the documents described in Section 3.12(a), neither has ExRes nor any of its ERISA Affiliates undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(j) With respect to any “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is not listed in Schedule 3.12(a) but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date by any Person under common control with ExRes or its ERISA Affiliates within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA (“Commonly Controlled Entity”), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied in all material respects, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred in any material respects, and (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. None of the Selling Stockholders, any of their Affiliates, ExRes or any of their ERISA Affiliates contributes to or has an obligation to contribute to, and has not within six years prior to the date hereof contributed to or had an obligation to contribute to, a Multiemployer Plan within the meaning of Section 3(37) of ERISA or its equivalent under foreign Law.

(k) Except as set forth in Schedule 3.12(k), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in a material increase in the amount of compensation or benefits or accelerate the vesting or timing of payment or cause the funding or delivery of any material compensation or benefits payable under any Employee Benefit Plan to or in respect of any person rendering services to ExRes or its ERISA Affiliates, or require ExRes or its ERISA Affiliates to make a larger contribution to, or pay greater benefits under, any Employee Benefit Plan, or result in any material limitation on the right of ExRes or its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust.

(l) Each Employee Benefit Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination, and with respect to such Employee Benefit Plans, ExRes and its ERISA Affiliates have complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA and Section 4980B of the Code. With respect to any Employee Benefit Plan that qualifies as a “health plan” or other “covered entity” as defined under the Health Insurance

Portability and Accountability Act of 1996, Public Law 104-191, (“HIPAA”) and the related regulations under 45 CFR Parts 160, 162 and 164 (“HIPAA Regulations”), such Employee Benefit Plan has timely complied in all material respects with all obligations required pursuant to and in connection with HIPAA and the HIPAA Regulations.

(m) Termination of employment of any Employee of ExRes or its ERISA Affiliates after consummation of the transactions contemplated by this Agreement would not result in material payments under the Employee Benefit Plans, which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

(n) Except as set forth in Schedule 3.12(n), no Employee Benefit Plan provides retiree medical or retiree life insurance benefits to any person. Except as set forth in Schedule 3.12(n), neither ExRes nor any of its ERISA Affiliates is contractually or otherwise obligated (whether or not in writing) to provide in any respect any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code.

(o) Except as otherwise expressly provided in Schedule 3.12(o) or another Schedule under Section 3.12, neither ExRes nor any of its ERISA Affiliates has in any material respect any direct or indirect liabilities or other obligations which in any way relate to or are attributable to any Employee or the Employee Benefit Plans, including indemnification or other obligations arising under or relating to the terms of the Employee Benefit Plans.

(p) None of the Selling Stockholders, ExRes or its ERISA Affiliates has communicated to any person any intention or commitment to modify any of the Employee Benefit Plans or to establish or implement any other employee or retiree benefit or compensation plan, policy, agreement or arrangement.

3.13 Title to Properties. ExRes and the Significant Subsidiaries (which, for purposes of this Section 3.13, shall not include any MRA Company) have good and valid title to the material properties and assets (other than Real Property, which is addressed in Section 3.16) reflected on the Balance Sheet or thereafter acquired (other than properties and assets disposed of in the Ordinary Course of Business since the date of the Balance Sheet or pursuant to any Preliminary Transaction), free and clear of any Encumbrances, other than Permitted Encumbrances. ExRes and the Significant Subsidiaries currently own, lease or otherwise have a right to use all of the property necessary for the conduct of their respective businesses as substantially now conducted.

3.14 Insurance. Schedule 3.14 contains a list of the material insurance coverage applicable to ExRes and the Significant Subsidiaries. The policies listed on Schedule 3.14 and historical policies not listed shall be considered assets of ExRes or the applicable Significant Subsidiaries and shall remain as assets of ExRes or such Significant Subsidiaries after Closing, subject to any required approvals of the insurers, which Selling Stockholders shall, and shall cause ExRes and the Significant Subsidiaries to, use Commercially Reasonable Efforts to obtain. All premiums due under the insurance coverage listed on Schedule 3.14 have been paid, and such insurance coverage has been issued and to the Selling Stockholders’ Knowledge, is in full force and effect, and is valid, binding and enforceable in accordance with its terms against the respective insurers. There is no material default by ExRes or any Significant Subsidiary (or, to the Selling Stockholders’ Knowledge, by any insurer) under any such coverage and there has been no failure by ExRes or any Significant Subsidiary to give notice or present any material claim under any such coverage in a due and timely fashion. No notice of cancellation or non-renewal of any such coverage has been received except as is customary during the expiration and renewal process for those policies listed on Schedule 3.14 that expire within 30 days. Except as set forth in Schedule 3.14, there are no material outstanding performance bonds covering or issued for the benefit of ExRes or the Significant Subsidiaries.

3.15 Brokers. None of the Selling Stockholders, ExRes or any Subsidiary or Affiliate of any of them has any Contract with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement, except for Morgan Stanley & Co. Incorporated, whose fees and expenses shall be paid by the Selling Stockholders.

3.16 Real Property. Except as set forth in Schedule 3.16, ExRes and the Significant Subsidiaries, as applicable, have good, valid and merchantable (consistent with its current use) title to all material real property owned by them and valid leasehold interests in all material real property leased by them (collectively, the “Real Property”), in each case free and clear of all Encumbrances other than Permitted Encumbrances. The completion of the transactions contemplated hereby will not prevent ExRes or any Significant Subsidiary from utilizing, in accordance with applicable zoning ordinances and regulations, any or all of the Real Property following the Closing in the same manner in all material respects as ExRes or any Significant Subsidiary has utilized such Real Property prior to the Closing.

3.17 Corporate Records. The corporate record books of ExRes and the Significant Subsidiaries are current and contain correct and complete, in all material respects, copies of minutes of meetings, resolutions and other actions and proceedings of its stockholders and board of directors, and the stock records of ExRes and the Significant Subsidiaries are also current, correct and complete.

3.18 Compliance with Environmental Laws. Except as set forth in Schedule 3.18, ExRes and each Significant Subsidiary and their respective operations, Real Property and assets: (i) are in material compliance with all applicable Environmental Laws; and (ii) except for such non-compliance that has been cured and would not reasonably be expected to materially and adversely affect ExRes’ or the Significant Subsidiaries’ regulatory status under Environmental Laws, always have been in compliance with all applicable Environmental Laws. Except as set forth in Schedule 3.18: (a) no written notice of any material violation of or material liability or obligation under Environmental Laws or material claims or demands by third parties relating to ExRes or any Significant Subsidiary or their respective ownership or operation of properties or assets (including on-site and off-site disposal of wastes) has been received by, or is pending against, ExRes or any Significant Subsidiary nor to the Knowledge of the Selling Stockholders, are any such notices, claims, or demands threatened; (b) there are no material Orders outstanding, or any material Actions pending or, to the Knowledge of the Selling Stockholders, threatened, relating to compliance by ExRes or any Significant Subsidiary of any material liability or obligation of any of them under applicable Environmental Laws; and (c) to the Selling Stockholders’ Knowledge, there are no facts or conditions that would reasonably be expected to give rise to a notice of a material violation, liability or obligation of, or claim against, ExRes or any Significant Subsidiary under any Environmental Law.

3.19 Intentionally Omitted.

3.20 Sithe Marketing Companies.

(a) Except as set forth in Schedule 3.20(a) and except as relating to Dynegy Marketing and Trade and Dynegy Power Marketing Inc., with respect to any of the Independence Entities, no Persons other than the Sithe Marketing Companies either procure or provide fuel or fuel transportation or sell emissions credits, power, or unforced capacity related to the MRA Companies and Independence;

(b) Except as set forth in Schedule 3.20(a) or Schedule 3.20(b), and except for any existing agreements between Buyer or its Affiliates and Independence, the Sithe Marketing Companies, the MRA Companies and the Independence Entities have no existing material (in terms of duration, volume or price) obligations under any Contracts that extend beyond the Closing Date to procure fuel or fuel transportation or to provide electrical energy or capacity. The Sithe Marketing Companies, the MRA Companies and the Independence Entities have no existing material (in terms of duration, volume or price) forward obligations under any Contracts relating to transmission congestion that extend beyond the Closing Date, other than those agreements related to the Grandfathered Transmission Congestion Contract with Niagara Mohawk Power Corporation (“NIMO”) set forth in Schedule 3.20(b);

(c) Except as contemplated under the Energy Sales Agreement, the Sithe Marketing Companies and Independence have no material (in terms of duration, volume or price) unforced capacity positions that extend beyond November 30, 2004.

(d) The Sithe Marketing Companies are the only Subsidiaries of ExRes that hold contractual fuel, fuel transportation, power or unforced capacity positions other than those Contracts entered into between the Sithe Marketing Companies and Independence and the MRA Companies for the purpose of effectuating the fuel procurement and power and unforced capacity marketing obligations of the Sithe Marketing Companies.

3.21 WARN Act. Since September 1, 2004, neither ExRes nor any Significant Subsidiary has effectuated: (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2109 et seq., (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of ExRes or any Significant Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of ExRes or any Significant Subsidiary, nor has ExRes or any Significant Subsidiary been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

3.22 Intellectual Property. Except as set forth in Schedule 3.22, each of ExRes and the Significant Subsidiaries owns, or possesses adequate rights to use, all material Intellectual Property used in its business as currently conducted. To the Selling Stockholders’ Knowledge, no consent or approval of any Person is required for any of ExRes and the Significant Subsidiaries’ interest in such material Intellectual Property to continue to be enforceable by ExRes and the Significant Subsidiaries after the Closing. To the Selling Stockholders’ Knowledge, each of ExRes and the Significant Subsidiaries’ use of such material Intellectual

Property in its business as currently conducted (and the operation of its business) does not and the use in the Ordinary Course of such material Intellectual Property by ExRes and the Significant Subsidiaries after Closing will not, infringe upon any rights owned or held by any other Person.

3.23 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE EXRES SHARES ARE BEING SOLD AND TRANSFERRED “AS IS, WHERE IS,” AND THE SELLING STOCKHOLDERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE EXRES SHARES OR THE BUSINESS, ASSETS, OR LIABILITIES OF EXRES, ANY OF ITS SUBSIDIARIES OR ANY OF THE EXCLUDED ENTITIES, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Selling Stockholders that the following statements (i) are correct and complete as of the date of this Agreement (except as otherwise expressly provided in a representation or warranty) and (ii) except as otherwise expressly provided in a representation or warranty, will be correct and complete in all material respects as of the Closing Date except for statements qualified by materiality (including qualification by “material,” “in all material respects” or “Buyer Material Adverse Effect”), which will be correct and complete as of the Closing Date.

4.1 Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization; Validity. Buyer has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

4.3 Consents and Approvals; No Conflict. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will: (a) conflict with or result in a breach or violation of any provision of the Charter Documents of Buyer; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not reasonably be expected to result in a Buyer Material Adverse Effect; or (d) constitute a violation of any Order or Law applicable to Buyer, which violation would not reasonably be expected to result in a Buyer Material Adverse Effect.

4.4 Availability of Funds. Buyer has, or will have at Closing, sufficient funds available to it or has received binding written commitments from third parties to provide sufficient funds to pay the Purchase Price on the Closing Date and to enable Buyer timely to perform all of its obligations under this Agreement.

4.5 Legal Proceedings. There are no Actions pending or threatened against Buyer or any of its Affiliates by or before any Governmental Authority which, individually or in the aggregate, will prevent Buyer from consummating the transactions contemplated hereby. Neither Buyer nor any of its Affiliates is subject to any outstanding Orders that will prevent Buyer from consummating the transactions contemplated hereby.

4.6 Purchase for Investment. Buyer is purchasing the ExRes Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

4.7 Due Diligence.

(a) Buyer is an informed and sophisticated purchaser and is experienced in the evaluation and purchase of companies such as ExRes, the Subsidiaries of ExRes, and the Allegheny Companies. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on its own independent investigation of ExRes and the Significant Subsidiaries as of this date and upon the representations and warranties and covenants in this Agreement (as limited by Sections 3.23 and 10.3).

(b) Buyer acknowledges that, except as expressly provided in this Agreement, the Selling Stockholders have made no representation or warranty as to the prospects, financial or otherwise, of ExRes or the Significant Subsidiaries and that the ExRes Shares are to be sold pursuant to this Agreement on an “AS IS” and “WHERE IS” basis. Buyer agrees to accept ExRes and the Significant Subsidiaries as they exist on the Closing Date based upon Buyer’s own Inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Selling Stockholders except as expressly set forth in this Agreement.

4.8 Electric Utility Company. Neither Dynegy Inc. nor any of its Subsidiaries is an “electric utility company” or a “public utility company” or a “subsidiary” or “holding company” or an “electric utility holding company,” as those terms are defined in PUHCA or used within the meaning of Part 292 of FERC’s regulations.

4.9 Brokers. Neither Buyer nor any Affiliate thereof has any Contract with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement, except for Credit Suisse First Boston LLC and Sumar Capital LLC, whose fees and expenses shall be paid by Buyer.

4.10 Knowledge of Breaches. To Buyer’s Knowledge, as of the date hereof, the Selling Stockholders are not in breach of the representations and warranties contained in Article III. Buyer’s Knowledge shall be determined as of the date of this Agreement and, except as set forth in Section 10.1, no Knowledge gained by Buyer thereafter shall affect this representation.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Business. During the period from the date of this Agreement to the Closing Date, ExRes will not and will not permit any of the Significant Subsidiaries to, and the Selling Stockholders will not permit ExRes or any Significant Subsidiary to, without the prior written consent of Buyer, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Specifically (but without limiting the generality of the foregoing), ExRes will not and will not permit any of the Significant Subsidiaries to, and the Selling Stockholders will not permit ExRes and the Significant Subsidiaries to:

(a) enter into any Contract (or series of related Contracts) either involving more than $500,000 or outside the Ordinary Course of Business;

(b) incur any Indebtedness in an amount in excess of $10,000 individually or $50,000 in the aggregate;

(c) delay or postpone the payment of accounts payable or other liabilities or obligations outside the Ordinary Course of Business;

(d) make any loan or commitment to loan to, or, other than in the Ordinary Course of Business, enter into any other transaction with any of its directors, officers, or employees (or any director, officer or employee of any of its Affiliates);

(e) enter into any employment or similar Contract or modify the terms of any such existing Contract;

(f) adopt, amend, modify, or terminate any bonus, profit-sharing, incentive, severance, retention or similar plan or program or Contract for the benefit of any of its directors, officers, or employees (or take any such action with respect to any other Employee Benefit Plan);

(g) make any other change in employment terms of: (i) any director or officer of ExRes or any Significant Subsidiary; or (ii) outside of the Ordinary Course of Business, any of its other employees;

(h) make or pledge to make any charitable contribution in excess of $10,000 individually or $50,000 in the aggregate or any political contribution;

(i) modify or amend the Charter Documents of ExRes or any Significant Subsidiary;

(j) modify, terminate or amend any Material Contract, other than in the Ordinary Course;

(k) adopt, amend, terminate or modify any Employee Benefit Plan, any related trust or enter into or adopt any collective bargaining agreement or other Contract with any labor union or similar organization that applies to, or covers, any employees of ExRes, Sithe, SEPS or any of their Significant Subsidiaries;

(l) adopt, amend, terminate or modify any third party vendor agreement or arrangement governing employee benefits;

(m) issue, grant, sell or encumber any Equity Interest or any Commitment relating to any Significant Subsidiary or make any other changes in the equity capital structure thereof;

(n) acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire any assets that are material, individually or in the aggregate, to ExRes or any Significant Subsidiary, except pursuant to acquisitions involving less than $500,000 individually or $1,000,000 in the aggregate;

(o) sell, lease, transfer, convey, license or otherwise dispose of, assets valued individually at greater than $10,000 or $50,000 in the aggregate, except obsolete, damaged, broken or excess equipment, items or materials sold in the Ordinary Course; or mortgage, pledge, or impose or suffer to be imposed any Encumbrance other than Permitted Encumbrances on, any of the assets owned by ExRes or any of the Significant Subsidiaries;

(p) cancel any liabilities or obligations owed to or claims held by it, other than in the Ordinary Course;

(q) accelerate or delay collection of any Indebtedness or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course (other than any accelerations or delays occurring in the Ordinary Course);

(r) declare, set aside or pay any dividends on, or make any other distributions in respect of, Equity Interests of ExRes or any of its Subsidiaries;

(s) settle any Actions or contingent liabilities or obligations with respect to ExRes or any of the Significant Subsidiaries or the business conducted by ExRes or any of the Significant Subsidiaries for which Buyer or any of its Affiliates could be liable post-Closing, other than in the Ordinary Course; or

(t) authorize or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.

From the date of this Agreement until the Closing, the Selling Stockholders and ExRes will cause ExRes and the Significant Subsidiaries to (x) use Commercially Reasonable Efforts to

keep their respective businesses and properties substantially intact, including their present operations, physical facilities, and working conditions, and relationships with lessors, licensors, suppliers, customers, and employees and (y) comply in all material respects with all Applicable Laws, including the renewal or reapplication of permits and other authorizations from Governmental Authorities necessary for continued operations. Notwithstanding the foregoing provisions of this Section 5.1, ExRes and the Significant Subsidiaries shall be permitted to: (A) take any actions related to the Preliminary Transactions or the consummation of the transactions contemplated by this Agreement; (B) take any actions that would otherwise violate this Section 5.1 but which are necessary to comply with Applicable Law or Contracts existing as of the date of this Agreement; provided, however, that the Selling Stockholders shall advise Buyer, as soon as reasonably practicable after obtaining Knowledge thereof; (C) pay and reimburse the Selling Stockholders and their Affiliates for expenses allocated to ExRes and the Significant Subsidiaries by the Selling Stockholders and their Affiliates consistent with past practice; (D) declare and pay to their respective stock and equity holders dividends and other distributions in respect of such stock and equity holders’ Equity Interest in each such entity (provided, that Independence shall not declare or pay any distributions to its equity holders of any kind or character after December 31, 2004 if the Closing has not occurred by such date); (E) incur Indebtedness due and payable in less than one year in order to make loans to the Affiliates of any such Person, provided that such loans shall be on substantially the same terms and conditions as ExRes or its Subsidiaries borrow from third parties, and all principal, interest and other amounts owing under any such loans shall be repaid before the Closing; (F) incur liabilities and obligations for or pay operating and capital expenses included in the budget of ExRes or its Significant Subsidiaries set forth in Schedule 5.1(F); (G) incur liabilities and obligations for or make capital expenditures relating to unbudgeted capital assets that individually or in the aggregate do not exceed $1.0 million; (H) incur liabilities and obligations to pay for or make Rotor Repair Expenditures and take any actions with respect thereto in accordance with Schedule 1.1(a)(6); and (I) take any other actions set forth in Schedule 5.1(i).

5.2 Access to Information.

(a) Between the date of this Agreement and the Closing Date, the Selling Stockholders and ExRes shall, during ordinary business hours and upon reasonable notice: (i) give Buyer and Buyer’s Representatives reasonable access to all books, records, offices and other facilities and properties of ExRes and the Significant Subsidiaries, and all books and records of ExRes and the Significant Subsidiaries relating to ExRes and the Significant Subsidiaries; (ii) furnish Buyer with such financial and operating data and other information with respect to ExRes and the Significant Subsidiaries, as Buyer may from time to time reasonably request; (iii) cooperate with Buyer, at Buyer’s expense to the extent of Selling Stockholders’ out-of-pocket costs, in connection with the preparation of appraisals (and determinations of Tax basis) of the assets and liabilities of ExRes, its Subsidiaries and other Persons in which ExRes directly or indirectly owns an Equity Interest; and (iv) make available to Buyer a copy of each material report, schedule or other document filed or received by them with respect to ExRes, any of the Significant Subsidiaries or any Excluded Entity with the SEC, FERC or any other Governmental Authority having jurisdiction over ExRes, any of the Significant Subsidiaries or any Excluded Entity; provided, however, that (A) any such access or activities shall be conducted in such a manner as not to interfere unreasonably with the operation of ExRes and/or its Subsidiaries, (B) unless appropriate and mutually agreeable arrangements are made to protect against such waiver, none of the Selling Stockholders, ExRes or its Subsidiaries shall be required to take any action that would constitute a waiver of the attorney-client privilege, and (C) none of the Selling Stockholders, ExRes or its Subsidiaries shall be required to supply Buyer with any information that the Selling Stockholder, ExRes and the Significant Subsidiaries are legally prohibited from supplying. Upon Buyer’s reasonable written request, the Selling Stockholders and ExRes will provide accounting information, as requested, to Buyer with respect to any Excluded Entity.

(b) Buyer, the Selling Stockholders and ExRes acknowledge that all information furnished to or obtained by Buyer or Buyer’s Representatives pursuant to this Section 5.2 shall be subject to the provisions of the Confidentiality Agreement.

(c) Buyer shall not contact, prior to the Closing Date, any vendors, suppliers, or other contracting parties of ExRes or its Subsidiaries with respect to any aspect of the business of ExRes or its Subsidiaries or the transactions contemplated hereby without the prior written consent of Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed but may be conditioned upon Sithe or the Stockholders’ Representative having a representative present when any such contact is made.

(d) The Selling Stockholders shall deliver to Buyer within 30 calendar days after the date of this Agreement the consolidated balance sheet of Sithe and its Subsidiaries at December 31, 2003, with the related consolidated statements of income and cash flows for the year then ended, all of which shall have been audited by Deloitte & Touche LLP (collectively with the related notes thereto, the “Audited Financial Statements”).

(e) Prior to Closing, ExRes and the Significant Subsidiaries shall provide, if allowed by Applicable Law, notice as soon as reasonably practicable of, and, at the Selling Stockholders’ reasonable discretion, permit Buyer to participate in, any communications, negotiations or other conversations with any Governmental Authorities regulating environmental matters if such communications, negotiations or other conversations relate to the Independence Entities. In addition, ExRes and the Significant Subsidiaries shall provide copies of any written or electronic communications (or summaries of any oral communications) they receive with respect to such matters.

5.3 Expenses. Except to the extent specifically provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the cost of legal, technical and financial consultants and the cost of filing for and prosecuting applications for Buyer’s Required Regulatory Approvals or Seller’s Required Regulatory Approvals, as the case may be, shall be borne by the Party incurring such costs and expenses. Notwithstanding anything to the contrary in this Agreement, Buyer shall pay the cost of all filing fees under the HSR Act.

5.4 Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, each of the Parties shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the sale of the ExRes Shares pursuant to, and to satisfy such Party’s covenants set forth in, this Agreement, including using its Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder. None of the Parties will, without the prior written consent of the other Parties, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

5.5 Public Statements. The Parties shall not issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Stockholders’ Representative on the one hand, and Buyer, on the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, no consent shall be required with respect to filings with the SEC or any other Governmental Authority or as required by Applicable Law or the rules of the New York Stock Exchange.

5.6 Regulatory Filings and Approvals.

(a) As promptly as practicable but in any event not later than 15 Business Days after the date of this Agreement, the Selling Stockholders and Buyer shall each file or cause to be filed with the FTC and the Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications, agree upon the timing of such filings, respond promptly to any requests for additional information made by any of such Governmental Authorities, and use Commercially Reasonable Efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Each Party shall bear its own costs for the preparation of any filings under the HSR Act.

(b) As promptly as practicable but in any event not later than 15 Business Days after the date of this Agreement, the Parties, as applicable, shall file with any other Governmental Authority, including the FERC, having jurisdiction over the Selling Stockholders, Buyer, ExRes, any Significant Subsidiary or any Excluded Entity, any filings required to be made with respect to the transactions contemplated by this Agreement and shall use Commercially Reasonable Efforts to obtain at the earliest practicable date all Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals, respectively. The Parties shall respond promptly to any requests for additional information made by such Governmental Authorities, and shall use their respective Commercially Reasonable Efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs for the preparation of any such filing and the Selling Stockholders shall bear ExRes’ costs incurred under this Section 5.6, except that the costs of common counsel and consultants to Buyer and the Selling Stockholders in connection with FERC and New York state regulatory approvals shall be shared equally.

(c) The Parties shall cooperate with each other and: (i) promptly prepare and file all necessary documentation; (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents; (iii) use their Commercially Reasonable Efforts to obtain the transfer or issuance to Buyer of all necessary consents, approvals and authorizations of all Governmental Authorities; and (iv) use their Commercially Reasonable

Efforts to obtain all necessary consents, approvals and authorizations of all other Persons in the case of each of the foregoing clauses (i), (ii), and (iii), necessary or advisable to obtain the Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals. Each of the Selling Stockholders and Buyer shall have the right to review in advance all filings to be made by the other with any Governmental Authority other than the SEC in connection with the transactions contemplated by this Agreement.

(d) The Parties shall use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the obtaining of all other necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any) necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, including with respect to the coordination of registrations and filings necessary with respect to the consummation of the Put and Call Transactions.

5.7 Intentionally Omitted.

5.8 Tax Matters.

(a) Preparation of Tax Returns.

(i) Pre-Closing Tax Period Tax Returns. ExRes or its Subsidiaries (on behalf of the Stockholders’ Representative) shall prepare, or cause to be prepared, at ExRes’ or its Subsidiaries’ sole expense, all Tax Returns of ExRes and its Subsidiaries for Pre-Closing Tax Periods that are to be filed after the Closing Date. The Stockholders’ Representative shall provide substantially final drafts of such Tax Returns to the Buyer no later than 15 calendar days prior to the due date for such Tax Returns (including applicable extension periods) and shall incorporate any reasonable comments relating to such Tax Returns timely provided in writing by the Buyer. Buyer shall file or cause to be filed such Tax Returns with the appropriate Taxing Authorities. The Selling Stockholders shall be responsible for all Taxes of ExRes and its Subsidiaries shown as due and payable on such Pre-Closing Tax Period Tax Returns and shall pay to Buyer any such Taxes (as reflected thereon) that have not already been paid by ExRes, its Subsidiaries and the Excluded Entities prior to the Closing. Any such payments shall be made by the Selling Stockholders to Buyer no later than five calendar days before the due date for filing such Pre-Closing Tax Period Tax Returns.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of ExRes and its Subsidiaries for any periods that begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”). Buyer shall provide substantially final drafts of such Tax Returns to the Stockholders’ Representative no later than 15 calendar days prior to the due date for such Tax Returns (including applicable extension periods) and shall incorporate any reasonable comments relating to such Tax Returns timely provided in writing by the Stockholders’ Representative. The Stockholders’ Representative shall pay to Buyer an amount equal to the portion of such Taxes that relates to the portion of such Straddle Tax Period ending on and including the Closing Date, that has not already been paid by ExRes and its Subsidiaries prior to Closing. Any such payment for Taxes for any Straddle Tax Period shall be made by the Stockholders’ Representative to Buyer within five calendar days of the date when Buyer notifies the Stockholders’ Representative of an amount of such Taxes that is payable to the relevant Taxing Authority. For purposes of this Section 5.8(a)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall: (A) in the case of any Tax other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period; and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. Any credits for Tax paid relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Closing Date.

(iii) Consistency in Preparation of Tax Returns. Except as consented to in writing by the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed, or is required by Applicable Law, all such Tax Returns prepared in accordance with Sections 5.8(a)(i) and (ii) shall be prepared in a manner consistent with the past practices of ExRes and its Subsidiaries, including any Tax elections and methods of Tax accounting. Furthermore, all Tax Returns (including Tax Returns for Post-Closing Tax Periods) shall report the transactions that: (A) were the subject of the New England Purchase Agreement; and (B) gave rise to the Independence Restructuring Deduction, in a manner consistent with the past practices of ExRes and its Subsidiaries; provided, however, upon receipt of a written notice from Buyer to Stockholders’ Representative of Buyer’s belief that a change in Applicable Law requires the transactions described in (A) and (B) above to be reported in a manner inconsistent with the past practice of ExRes and its Subsidiaries, Stockholders’ Representative shall determine whether the change in reporting is required pursuant to Applicable Law. If Stockholders’ Representative agrees that such change in reporting is required under Applicable Law, Buyer shall be permitted to report such transactions consistent with the notice provided to Stockholders’ Representative. The notice provided by Buyer shall provide details of how Buyer believes such transactions must now be reported as required by Applicable Law. For purposes of this Section 5.8(a)(iii), a change in reporting that results in such transactions being reported in a manner not consistent with the past practices of ExRes and its Subsidiaries shall be considered to be “required” only if the Stockholders’ Representative reasonably determines that the continued reporting of such transactions in a manner consistent with the past practices of ExRes and its Subsidiaries is not supported by “Substantial Authority” as such term is defined in Section 6662 of the Code or any successor provisions that are similar thereto.

(b) Amendment of Tax Returns. Buyer shall not, and shall not permit any of its Affiliates to, amend any Tax Return of ExRes and its Subsidiaries related to any Pre-Closing Tax Period or Straddle Tax Periods without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed. Similarly, the Stockholders’ Representative shall not, and shall not permit any of its Affiliates to, amend any Tax Return of ExRes and its Subsidiaries related to any Pre-Closing Tax Period without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

(c) Notice. The Stockholders’ Representative shall, and shall cause its Affiliates to, notify Buyer in writing within 15 days after receipt of any notice (or otherwise becoming aware) by any of them of any Tax Proceeding with respect to ExRes and its Subsidiaries. Buyer shall, and shall cause ExRes and its Subsidiaries to notify the Stockholders’ Representative in writing within 15 days after receipt of any notice (or otherwise becoming aware) by Buyer or any of its Affiliates of any Tax Proceeding with respect to ExRes and its Subsidiaries to the extent such notice relates to any Pre-Closing Tax Period. The omission of any indemnified Party herein to give notice as provided in this Section 5.8(c) shall not relieve the indemnifying Party of its indemnification obligations under this Agreement except to the extent that such omission results in failure of actual notice to the indemnifying Party and the indemnifying Party is materially damaged as a result of such failure to give notice.

(d) Tax Proceedings.

(i) The Selling Stockholders shall have the right to control and to represent ExRes and the Significant Subsidiaries and the Excluded Entities, through counsel of their own choosing, and at their own expense, in any Tax Proceeding to the extent that any Buyer Indemnitee is, or may be, entitled to indemnification under Section 5.8(g) or to the extent the Selling Stockholders are entitled to any refund under Section 5.8(f); provided, however, that: (A) Buyer shall have the right to participate through counsel of its own choosing and at its own expense in any such Tax Proceeding; (B) neither Buyer nor any of its Affiliates shall be entitled in any way to compromise, release, waive, settle, modify or pay any claim with respect to Taxes for which any Buyer Indemnitee is or may be entitled to indemnification under Section 5.8(g) without prior written consent of the Selling Stockholders, which consent shall not be unreasonably withheld or delayed; and (C) neither the Selling Stockholders nor any of their respective Affiliates shall be entitled in any way to compromise, release, waive, settle, modify or pay any claim with respect to Taxes for which Buyer is, or may be, entitled to indemnification under Section 5.8(g) without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, but only to the extent that any such compromise, release waiver, settlement, modification or payment may adversely impact Buyer, ExRes, the Significant Subsidiaries or the Excluded Entities (but, with respect to the Excluded Entities, only to the extent Buyer is obligated to share in the Shared Indemnity Amount under Section 7.5(a)) for any Post-Closing Tax Period. Except to the extent provided in the preceding sentence, Buyer shall have the exclusive right to control, and to represent the interest of ExRes and the Significant Subsidiaries for any Post-Closing Tax Period.

(ii) Notwithstanding anything set forth in Section 5.8(d)(i) to the contrary, Buyer shall have the exclusive right to control and represent the interests of the Parties with respect to any Tax Proceeding for which Buyer is required to provide indemnification under Section 7.1(b)(iii) so long as there are no other indemnification obligations by the Selling Stockholders pursuant to Section 5.8(g); provided, however, to the extent that any item for which Buyer has an indemnification obligation as set forth herein is included in a consolidated Tax Return of which Exelon Corporation is the parent, Exelon Corporation shall have the right to control such Tax Proceeding and Buyer shall have the right to participate (at its own expense) in such Tax Proceeding solely as such Tax Proceeding relates to such item for which Buyer has an indemnification obligation and Exelon Corporation shall not compromise, release, waive, settle, modify or pay any claim related to such item without the consent of Buyer, which consent shall not be unreasonably withheld.

(iii) Notwithstanding anything set forth in Section 5.8(d)(i) or Section 5.8(d)(ii) to the contrary, Buyer shall not provide (directly or indirectly, formally or informally, written or otherwise) any Taxing Authority with any materials, documentation or information related to the transactions that: (x) were the subject of the New England Purchase Agreement; or (y) gave rise to the Independence Restructuring Deduction, in either case without the express written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed, unless required to do so pursuant to an Order not requested by Buyer or its Affiliates.

(e) Cooperation; Record Retention. Each Party shall provide, and cause its Affiliates to provide, the other Parties with such assistance as may reasonably be requested in writing by them in connection with the preparation of any Tax Return (including, at the request and sole expense of the Selling Stockholders, the filing of an amended Tax Return for a Pre-Closing Tax Period), the conduct of any Tax Proceeding and effectuating the terms of this Agreement, and each shall, and shall cause its Affiliates, ExRes and its Subsidiaries to, retain and provide the requesting Party with any records or information which may be relevant to any such Tax Return, any such Tax Proceeding and Tax determination or other matter relating to Taxes. Any information obtained pursuant to this Section 5.8(e) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return shall be kept confidential by the Parties except to the extent a Party is legally compelled to disclose such information. Each Party shall, and shall cause each of its Affiliates, ExRes and its Subsidiaries to, take any and all Commercially Reasonable Efforts, act in good faith, and cooperate fully, to permit the other Parties to comply with their obligations hereunder. The Parties agree to retain, and to cause their Affiliates, ExRes and its Subsidiaries to retain, all books, records, Tax Returns, schedules, documents, work papers and other material items of information relating to Taxes for any Pre-Closing Tax Period for the longer of: (i) the seven-year period beginning on the Closing Date; or (ii) the full period of the applicable statue of limitations, including any extension thereof.

(f) Refunds. To the extent any determination of Tax liability of ExRes, the Significant Subsidiaries or the Excluded Entities, whether as the result of any audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in any refund of Taxes paid attributable to any Pre-Closing Tax Period or Straddle Tax Period, any such refund shall belong to the Selling Stockholders, provided that in the case of any Tax refund with respect to any Straddle Tax Period, the portion of such Tax refund that shall belong to the Selling Stockholders shall be that portion that is attributable to the portion of that period that ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing Date), and Buyer shall promptly pay any such refund, and the interest actually received thereon, to the Stockholders’ Representative upon receipt thereof by Buyer or its Affiliates. Any and all other refunds shall belong to Buyer.

(g) Tax Indemnification. Except as provided herein, the Selling Stockholders shall indemnify, defend and hold harmless each Buyer Indemnitee from and against any and all Tax Claims, or ExRes’, the Significant Subsidiaries’ and the Excluded Entities’ allocable portion of such Tax Claims based on ExRes’, the Significant Subsidiaries’ and the Excluded Entities’ percentage ownership of the Person subject to the Tax Claim, resulting from, arising out of or relating to:

(i) any and all Taxes imposed on or incurred by ExRes or its Significant Subsidiaries relating to (x): (A) any Pre-Closing Tax Period or portion of the Straddle Tax Period that ends on the Closing Date and (B) any Pre-Closing Tax Period or portion of the Straddle Tax Period that ends on the Closing Date for Taxes incurred by ExRes, the Significant Subsidiaries or the Excluded Entities for the transactions that were the subject of the New England Purchase Agreement, (y) the unpaid Taxes of any Person (other than ExRes, the Significant Subsidiaries and the Excluded Entities) including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee, successor, or by Contract relating to the Pre-Closing Tax Period or portion of the Straddle Tax Period that ends on the Closing Date or (z) the unpaid Taxes of Exelon Corporation arising solely as a result of ExRes or its Subsidiaries having been included in Exelon Corporation’s federal consolidated income Tax Return or similar state, local or foreign Tax Return, prior to the Closing Date;

(ii) any and all Taxes imposed on or incurred by the Excluded Entities relating to (x) any Pre-Closing Tax Period or portion of the Straddle Tax Period that ends on the Closing Date but excluding any Taxes incurred by ExRes, the Significant Subsidiaries or the Excluded Entities for the transactions that were the subject of the New England Purchase Agreement or (y) the unpaid Taxes of any Person (other than ExRes the Significant Subsidiaries and the Excluded Entities) including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee, successor, or by Contract relating to the Pre-Closing Tax Period or portion of the Straddle Tax Period that ends on the Closing Date. For the avoidance of doubt, any indemnification for Taxes resulting from, arising out of or related to the Independence Restructuring Deduction or the transactions that were the subject of the New England Purchase Agreement shall be indemnified pursuant to Section 5.8(g)(i) and not this Section 5.8(g)(ii);

(iii) any and all Taxes imposed on or incurred by the Excluded Entities relating to (x) any Post-Closing Tax Period or (y) any unpaid Taxes of any Person (other than ExRes, the Significant Subsidiaries and the Excluded Entities) including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee, successor, or by Contract relating to any Post-Closing Period; provided, however, the Buyer Indemnitees shall not be indemnified under this Section 5.8(g)(iii) for any and all Taxes imposed on or incurred by the Excluded Entities for matters provided in Section 5.15 through 5.24, 5.27, 5.29 and 5.30, including the receipt or payment of funds by ExRes, the Significant Subsidiaries or the Excluded Entities pursuant to such Sections;

(iv) the breach of any representation or warranty of the Selling Stockholders provided in Section 3.9; or

(v) any increase in Taxes or decrease in Tax attributes imposed on Buyer, ExRes or the Significant Subsidiaries that arise solely as a result of the Stockholders’ Representative determining that Buyer is prevented from reporting the transactions that (xx) were the subject of the New England Purchase Agreement or (yy) gave rise to the Independence Restructuring Deduction, in either case, in a manner inconsistent with the past practices of ExRes or its Subsidiaries provided for in the second sentence of Section 5.8(a)(iii);

provided, however, that the Selling Stockholders shall not indemnify any Buyer Indemnitee for: (A) any Taxes imposed on or incurred by ExRes, the Significant Subsidiaries or the Excluded Entities as a result of a modification or deemed modification of any Swap Agreement or related agreements that would not have been incurred but for the actions of Buyer or its Affiliates, (B) any Taxes imposed on or incurred by ExRes, the Significant Subsidiaries or the Excluded Entities as a result of any cancellation of indebtedness (“COD”) income that would not have been incurred but for the actions of Buyer or its Affiliates and (C) any Taxes for Pre-Closing Tax Periods incurred by ExRes, the Significant Subsidiaries or the Excluded Entities as a result of any actions taken by Buyer or its Affiliates in violation of its obligations pursuant to Section 5.8(d).

(h) Buyer Payments for the Independence Restructuring Deduction. If the Selling Stockholders make an indemnification payment to Buyer pursuant to this Agreement related to or arising from the Independence Restructuring Deduction, Buyer shall make a payment to the Selling Stockholders in the following circumstances:

(i) If Buyer sells any of: (A) Independence; (B) the assets of Independence; or (C) any direct or indirect interest in Independence that is owned by Buyer or any of its Affiliates (“Independence Interests”), Buyer shall pay the Selling Stockholders on the date of such sale an amount equal to (x) the effective tax rate on such date multiplied by (y) the increase, if any, in the usable tax basis, if any, created by a recharacterization of the Independence Restructuring Deduction or, alternatively, an amount equal to any refund received by Buyer or an amount as determined in Section 5.8(i)(i) for any increase in Buyer’s Net Operating Losses (“NOL”) as a result of any increase in tax basis created by such recharacterization;

(ii) If Buyer purchases the Reservoir Loan, Buyer shall pay the Selling Stockholders on the date of such acquisition an amount equal to (x) the effective tax rate multiplied by (y) any deduction recognized and COD income foregone as a result of a recharacterization of the Independence Restructuring Deduction or, alternatively, an amount equal to any refund received by Buyer or an amount as determined in Section 5.8(i)(i) for any increase in Buyer’s NOL as a result of any deduction created and COD income foregone as a result of such recharacterization; and

(iii) If Buyer does not sell the Independence Interests or purchase the Reservoir Loan, Buyer shall pay the Selling Stockholders an amount equal to any actual tax savings realized in years 2015-2034 as a result of a reduction of income in those years as a result of a recharacterization of the Independence Restructuring Deduction.

If the Selling Stockholders’ aggregate payments to Buyer for indemnification claims exceed the limit set forth in Section 7.5(a), for purposes of calculating Buyer’s obligation to make a payment to the Selling Stockholders pursuant to this Section 5.8(h), the following shall apply: (1) any payments for Tax Claims made by the Selling Stockholders to Buyer with respect to the Independence Restructuring Deduction pursuant to Section 5.8(g) shall be deemed to be paid first; and (2) any payments to be made by Buyer to the Selling Stockholders pursuant to this Section 5.8(h) shall be limited to the actual amount of the indemnity payments made by the Selling Stockholders to Buyer attributed to the Independence Restructuring Deduction by virtue of item (1) above. To the extent any indemnification claims pursuant to Sections 7.1(a)(i) and (iii) exceed the limitation amount set forth in Section 7.5(a) (the “Excess Cap Amount”) and Buyer is otherwise obligated to make a payment to Selling Stockholders under this Section 5.8(h), Buyer shall not be obligated to make a payment pursuant to this Section 5.8(h) to the extent such payment obligation is less than the Excess Cap Amount and to the extent such payment obligation pursuant to this Section 5.8(h) exceeds the Excess Cap Amount, Buyer shall pay such excess amount to the Selling Stockholder (the “Excess Cap Payment”). For the avoidance of doubt, the provisions of this Section 5.8(h) only govern what has been deemed paid by the Parties in respect of the limitations of Section 7.5(a) and do not increase, decrease or otherwise alter the limitations provided for in Section 7.5(a) and the intent and operation of these provisions is illustrated on Schedule 5.8(h).

(i) Net Operating Loss Utilization.

(i) If a Tax adjustment by a Taxing Authority is made for any Pre-Closing Tax Period or the portion of the Straddle Tax Period ending on or before the Closing Date and such adjustment would trigger a Tax indemnity pursuant to Section 5.8(g), to the extent the liability is for income Taxes, ExRes, the Significant Subsidiaries or the Excluded Entities shall carry back their NOLs, to the extent permitted by Law, to offset such income tax liability and the Selling Stockholders shall compensate Buyer for such NOL utilization as follows: (A) to the extent Buyer acquires the Reservoir Loan and recognizes COD income, the Selling Stockholders shall compensate Buyer for the use of such NOLs by cash payment in an amount equal to the effective Tax rate multiplied by the amount of such NOLs or (B) to the extent Buyer does not acquire the Reservoir Loan or acquires the Reservoir Loan but does not recognize COD income, the Selling Stockholders shall compensate Buyer for the use of such NOLs by cash payment in the amount equal to the present value of the available NOLs for each Tax year using a 10% discount rate per annum, the computation of which is set forth on Schedule 5.8(i) (which shall use as the starting point for such calculation the NOLs reported on the Tax Return of ExRes and its Subsidiaries for the Tax Period ending on the Closing Date).

(ii) If the amount of the NOLs utilized in consummating the Preliminary Transactions, after taking into account any NOLs generated as a result of the Preliminary Transactions, is in excess of the amount set forth on Schedule 5.8(i) (the “Excess NOL Amount”) the Selling Stockholders shall compensate Buyer for the use of such Excess NOL Amount in the manner set forth in Section 5.8(i)(i).

(j) Transfer Taxes. Payment for all stamp, documentary, recording and similar transfer Taxes (the “Transfer Taxes”) incurred in connection with this Agreement (other than Transfer Taxes that result from the Preliminary Transactions, which shall be paid by the Selling Stockholders) and the transactions contemplated hereby shall be shared equally between Buyer on the one hand and the Selling Stockholders on the other. Buyer shall file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer Taxes, and, if required by Applicable Law, ExRes and its Subsidiaries shall join in the execution of any such Tax Returns or other documentation. Buyer shall provide substantially final drafts of such Tax Returns to the Stockholders’ Representative no later than 15 calendar days prior to the due date for such Tax Return and shall incorporate any reasonable comments relating to such Tax Returns timely provided in writing by the Stockholders’ Representative. Audits of any such Tax Returns shall be controlled jointly by Buyer and the Selling Stockholders. Refunds of any Transfer Taxes (together with any associated interest) shall be shared equally by Buyer, on the one hand, and Selling Stockholders on the other hand. Notwithstanding the foregoing, the foregoing shall not be interpreted to require Buyer to pay any of the Selling Stockholders’ income, gain or similar Taxes arising from any gain, income or other recognition resulting from the sale and purchase transactions contemplated by this Agreement, and if Buyer is required under applicable domestic or foreign law to withhold and remit Taxes from the Purchase Price that are in respect of the foregoing and that are not otherwise Transfer Taxes, Buyer shall give reasonable notice of such fact to the Stockholders’ Representative and the cash payable to the Selling Stockholders at Closing shall be reduced by the amount of such withholdings.

(k) Tax Treatment of Allegheny Companies and MRA Companies. The Parties shall treat the Tax ownership of the Allegheny Companies and the MRA Companies consistent with the legal ownership of such entities and shall file all applicable Tax Returns in a manner consistent with such legal ownership. In addition, the Parties shall cooperate in drafting any Decommissioning or related agreements consistent with the preceding sentence.

(l) No §338(h)(10) Election. Each Party covenants and agrees that no election under §338(h)(10) or §338(g) of the Internal Revenue Code will be made with regard to the purchase of the ExRes Shares under this Agreement.

(m) Tax Sharing Agreements. Except for the agreements listed on Schedule 5.8(m), all Tax sharing agreements or similar agreements between ExRes and its Stockholders, shall be terminated as of the Closing Date and, after the Closing Date, ExRes shall not be bound thereby or have any liability or obligation with respect to such agreements.

(n) Conflict. In the case of any conflict between any of the terms set forth in this Section 5.8 and the terms set forth in Article VII, the terms of this Section 5.8 shall control.

(o) Swap Credit Return Transaction. The Parties agree that the transactions that occur as part of the Swap Credit Return Transaction shall be treated for Tax purposes as occurring at the beginning of the day following the Closing Date, including, if applicable, pursuant to Treasury Regulation 1.1502-76(b)(1)(ii)(B).

5.9 Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification and exculpation existing in favor of ExRes and its Subsidiaries or any present or former director, officer, employee, fiduciary or agent of ExRes and its Subsidiaries, including the advancing of related expenses in each case as provided in the respective Charter Documents of ExRes and its Subsidiaries in effect as of the date hereof, with respect to matters occurring prior to the Closing, shall survive the Closing and shall continue in full force and effect until November 25, 2009. Buyer shall not amend or restate or permit any of its Subsidiaries to amend or restate any such Charter Document in any manner that would adversely affect the indemnification or exculpation rights of any such present or former director, officer, employee, fiduciary or agent provided by the foregoing. To the extent that any Person who was a director, officer, employee, fiduciary or agent of ExRes or any of its Subsidiaries prior to Closing is paid by Buyer pursuant to indemnification or exculpation pursuant to the Charter Documents of ExRes or any of its Subsidiaries, which indemnification or exculpation is not paid by the insurance described in this Section 5.9, Exelon shall reimburse the Buyer for such unpaid amount.

(b) Exelon shall provide directors’ and officers’ “liability run-off” insurance with respect to ExRes and its Subsidiaries until November 25, 2009, which insurance shall cover wrongful acts occurring between December 18, 2000 and the Closing Date. Such coverage shall be no less favorable in coverage and amount than the directors’ and officers’ insurance for ExRes and its Subsidiaries in effect immediately prior to the Closing Date. Exelon shall acquire and pay for in full prior to the Closing Date such directors’ and officers’ “liability run-off” insurance.

(c) Following the Closing, for as long as Exelon is responsible under Section 5.15 for the payment to Sithe of costs and expenditures associated with any Allegheny Company, Buyer shall cause Sithe to continue to maintain, at Exelon’s expense to the extent not paid by the Allegheny Companies in the Ordinary Course, with respect to such Allegheny Company, insurance (other than directors’ and officers’ insurance, which is addressed in Sections 5.9(a) and (b)) that is no less favorable in coverage and amount than the applicable insurance in effect for such Allegheny Company immediately prior to the Closing. Exelon shall be responsible for any and all costs, liabilities and obligations related to such insurance policies and claims or losses, including deductibles, self-insured retentions, claims adjusting expenses, loss conversion factor expenses, retroactive premium adjustments, audits, collateral requirements and associated benefits and any other costs that become due and payable in connection with such insurance coverages and/or associated claims or losses, to the extent not paid by the Allegheny Companies in the Ordinary Course.

(d) Following the delivery, in accordance with Section 5.16, of a Decommissioning Notice with respect to any MRA Company that is not an Ogdensburg Company, for as long as Exelon is responsible under Section 5.16 for the payment to Buyer of costs and expenditures associated with the Decommissioning of such MRA Company, Buyer shall cause Sithe to maintain, at Exelon’s expense to the extent not paid by the MRA Companies in the Ordinary Course, with respect to each such MRA Company, insurance (other than directors’ and officers’ insurance, which is addressed in Sections 5.9(a) and (b)) that is no less favorable in coverage and amount than the applicable insurance in effect for such MRA Company immediately prior to the Closing. Exelon shall be responsible for any and all costs, liabilities and obligations related to such insurance policies and claims or losses, including deductibles, self-insured retentions, claims adjusting expenses, loss conversion factor expenses, retroactive premium adjustments, audits, collateral requirements and associated benefits and any other costs that become due and payable in connection with such insurance coverages and/or associated claims or losses, to the extent not paid by the MRA Companies in the Ordinary Course.

(e) Following the Closing, for as long as Exelon is responsible under Section 5.16 for the payment to Buyer of costs and expenditures associated with any Ogdensburg Company, Buyer shall cause Sithe to maintain, at Exelon’s expense to the extent not paid by the Ogdensburg Companies in the Ordinary Course, with respect to such Ogdensburg Company, insurance (other than directors’ and officers’ insurance, which is addressed in Sections 5.9(a) and (b)) that is no less favorable in coverage and amount than the applicable insurance in effect for such Ogdensburg Company immediately prior to the Closing. Exelon shall be responsible for any and all costs, liabilities and obligations related to such insurance policies and claims or losses, including deductibles, self-insured retentions, claims adjusting expenses, loss conversion factor expenses, retroactive premium adjustments, audits, collateral requirements and associated benefits and any other costs that become due and payable in connection with such insurance coverages and/or associated claims or losses, to the extent not paid by the Ogdensburg Companies in the Ordinary Course.

(f) The Selling Stockholders will, and will cause ExRes to use Commercially Reasonable Efforts to, renew any existing insurance coverage listed on Schedule 3.14, and the Selling Stockholders will not, and will not permit ExRes or any of its Subsidiaries to, renew any such existing insurance coverage for a term that extends beyond the Closing Date without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, in the event that Buyer’s approval cannot be obtained, the Selling Stockholder shall be permitted to renew such coverage with terms no less favorable in all material respects than those currently in effect or, if such terms are not available, on commercially reasonable terms. The Selling Stockholders shall use Commercially Reasonable Efforts to obtain such renewals without provisions providing for the implementation of penalties relating to the cancellation of any such policy.

5.10 Credit Support.

(a) Buyer shall use Commercially Reasonable Efforts to cause the Selling Stockholders and their Affiliates to be released at or immediately after the Closing from all guarantees, letters of credit or other credit support listed in Schedule 5.10(a).

(b) Except as set forth in (c) and (d) below, at Closing, Buyer will provide the necessary credit support for ExRes and the Significant Subsidiaries to carry on its or their respective business activities.

(c) Selling Stockholders will provide and shall maintain the guarantees, letters of credit and any other types of credit support, including restricted cash collateral referred to in Section 5.24, necessary for the MRA Companies, the Allegheny Companies and the Excluded Entities, except that, with respect to the MRA Companies, Selling Stockholders shall be released from any obligation to provide credit support for any MRA Company if Buyer fails to provide a Decommissioning Notice with respect to an MRA Company within the time period set for in Section 5.16(a). Schedule 5.10(c) contains a list of all guarantees, letters of credit and other credit support provided by Exelon and its Affiliates with respect to the MRA Companies and the Excluded Entities. If a Decommissioning Notice is not delivered by Buyer within the time period set forth in Section 5.16(a) with respect to an MRA Company, Buyer shall cause the Selling Stockholders and their Affiliates to be released within 210 days after the Closing from all guarantees, letters of credit or other credit support listed in Schedule 5.10(c) with respect to such MRA Company. If an event occurs (or fails to occur) between the Closing Date and the effective date of a Decommissioning Notice with respect to any MRA Company for which Exelon or its Affiliates are required to make a payment pursuant to any such guarantee, letter of credit or other credit support, Buyer shall promptly pay to Exelon an amount equal to any such payment made by Exelon or its Affiliates.

(d) The Parties further agree to take the actions specified in Schedule 5.10(d) (the “Swap Credit Return Transaction”).

5.11 Employee Matters.

(a) As of the Closing Date, neither ExRes nor any of its Subsidiaries shall have any employees, except: (i) the employees of Sithe identified on Schedule 5.11(a) and the TEG/TEP Employees; and (ii) the employees of SEPS identified on Schedule 5.11(b). The employment of the individuals listed on such Schedules above who are Active Employees as of the Closing Date shall continue immediately after the Closing, and each such individual is referred to in this Agreement as a “Continuing Employee.” All full-time and part-time employees, employees on workers’ compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, or sick leave, and employees on other approved leaves of absence with a legal or contractual right to reinstatement listed on such Schedules are referred to in this Agreement as “Active Employees.”

(b) With respect to any new or replacement employee benefit plans sponsored by Buyer or its Subsidiaries following the Closing Date, Buyer shall, and shall cause its Subsidiaries to, (i) waive all pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their covered dependents under any new or replacement health insurance plan in which the Continuing Employees may be eligible to participate after the Closing Date, (ii) provide each Continuing Employee with credit for payments made by such employee or their covered dependents prior to the Closing Date for purposes of satisfying any applicable co-payment, deductible or out-of-pocket requirements under any new or replacement health insurance plan in which such employees or their covered dependents may be eligible to participate after the Closing Date, and (iii) give credit to the Continuing Employees, solely for purposes of satisfying any vesting or eligibility requirements of any new or replacement employee benefit plan, program or arrangement in which Continuing Employees may be eligible to participate after the Closing Date, for services rendered prior to the Closing Date to ExRes, or any of its Subsidiaries, or, to the extent recognized by the ExRes benefit plans in existence as of the date of this Agreement, for services rendered to any other Person; provided, that any of the foregoing shall not apply to the extent that it would result in duplication of benefits.

(c) (i) The Selling Stockholders shall cause Sithe to take all actions necessary to terminate the Sithe Energies Group Retirement 401(k) Plan (the “Sithe 401(k) Plan”) and the Sithe Energies, Inc. Excess Benefit Plan immediately prior to the Closing Date on terms approved in writing by Buyer, which approval shall not be unreasonably withheld or delayed.

(ii) In connection with the termination of the Sithe 401(k) Plan, Buyer agrees that the Sithe 401(k) Plan will be amended in the following two respects. First, the amendment will provide that after the Sithe 401(k) Plan’s termination, participants, who are employed by a participating employer, with current outstanding loans may continue to repay such loans until Sithe 401(k) Plan distributions commence. Second, the amendment will provide that (A) if the Sithe 401(k) Plan terminates before December 31, 2004, then the 2004 profit sharing contribution will be allocated as of the termination date instead of December 31, 2004 and (B) if the Sithe 401(k) Plan terminates after 2004, for purposes of allocating the profit sharing contribution, if any, the termination date of the Sithe 401(k) Plan shall be substituted for the last day of the plan year. The terms of this amendment shall be approved in advance of execution by Buyer, which approval shall not be unreasonably withheld or delayed.

(iii) After the Sithe 401(k) Plan receives a favorable IRS determination letter stating that it is qualified as of its date of termination, Buyer agrees to direct the appropriate defined contribution plan or plans that it or its Subsidiaries maintain to accept direct rollovers of individuals’ account balances, including outstanding plan loans and promissory notes, from the Sithe 401(k) Plan.

(d) In addition, the Parties shall cooperate in taking Commercially Reasonable Efforts to cause those Continuing Employees designated by the Buyer to terminate participation on or after the Closing in those Employee Benefit Plans designated by the Buyer and to commence participation on or after the Closing in employee benefit plans maintained by the Buyer or its Subsidiaries.

(e) With respect to any individual who is a Sithe Employee, or who is designated as an Independence employee on Schedule 5.11(b), the Selling Stockholders shall reimburse ExRes or any of its Significant Subsidiaries, on a monthly basis for all Damages incurred on or after the Closing Date that are attributable to any period of time prior to and including the Closing Date, including any salary, employment contract, nonqualified plan, bonus, severance payments, termination and other employment-related costs relating to calendar year 2004 and prior calendar years; provided, however, the Selling Stockholders shall not have a reimbursement obligation with respect to any such payments that are used to increase the unrestricted cash amount described in Section 6.1(e). For purposes of the Selling Stockholders’ reimbursement obligations not subject to the last sentence of this Section 5.11(e), each MRA Employee shall be treated as a Sithe Employee until a Decommissioning Notice is effective as provided in Section 5.16. After such effectiveness, an MRA Employee shall be treated as an Allegheny Employee for reimbursement purposes, but only to the extent of any such amounts not reimbursed by such Allegheny Company or MRA Company.

(f) With respect to any individual who is an Allegheny Employee or who is or was employed by ExRes or one of its prior or current Affiliates or Subsidiaries but who is not a Sithe Employee or an employee identified on Schedule 5.11(b) as an Independence employee, the Selling Stockholders shall reimburse ExRes or any Significant Subsidiary on a monthly basis for all Damages incurred on or after the Closing Date, including any employment contract, COBRA, non-qualified plan, bonus, severance, termination and Employee Benefit Plan payments and other employment-related costs; provided, however, the Selling Stockholders shall not have a reimbursement obligation with respect to any such payments that are used to increase the unrestricted cash amount described in Section 6.1(e) or to the extent any such amounts are reimbursed by an Allegheny Company or MRA Company, as applicable.

(g) The Selling Stockholders shall reimburse ExRes or any Significant Subsidiary for all Damages incurred on or after the Closing Date that are related or attributable to the employee benefit plans, programs and policies sponsored or maintained by prior Affiliates or Subsidiaries of ExRes that are not Affiliates or Subsidiaries of ExRes as of the Closing Date or such entities’ participation in and withdrawal from the Employee Benefit Plans.

(h) Additional Selling Stockholder Reimbursements.

(i) Welfare Plan Benefits. Notwithstanding any other provision of this Agreement to the contrary, Selling Stockholders shall reimburse ExRes or any Significant Subsidiary, on a monthly basis, for all Damages incurred on or after the Closing Date for Self-Funded Welfare Plan Reimbursements for (A) benefits provided in accordance with COBRA, to the extent not reimbursed by an Allegheny Company or an MRA Company, as applicable, to MRA Employees, Allegheny Employees, and individuals who terminated employment with ExRes or one of its Subsidiaries on or prior to the Closing Date (“Former Employees”) and (B) benefits provided in accordance with the Sithe Energies, Inc. Severance Benefit Plan for Designated Employees (“Severance Plan”) to Sithe Employees and Former Employees. In addition, the Selling Stockholders shall reimburse ExRes or any Significant Subsidiary, on a monthly basis, for any other Damages incurred that are related or attributable to the provision of health care benefits under the Severance Plan. For purposes of this Section 5.11(h), “Self-Funded Welfare Plan Reimbursement” shall mean the dollar amount of benefits, including medical, dental and vision care benefits, paid by a Self-Funded Welfare Plan with respect to a participant less the dollar amount of any contributions made by such participant during the particular measuring period being used for reimbursement purposes. For purposes of this Section 5.11(h), “Self-Funded Welfare Plan” shall mean an employee welfare benefit plan, as defined in Section 3(1) of ERISA, of ExRes or one of its ERISA Affiliates, the benefits of which are not provided through insurance contracts or policies issued by an insurance company, other than stop loss policies.

(ii) Welfare Plan Runout. Notwithstanding any other provisions of this Agreement to the contrary, the Selling Stockholders shall reimburse ExRes and each Significant Subsidiary for all Damages incurred by ExRes or any Significant Subsidiary related to claims incurred under a Self-Funded Welfare Plan that arises: (A) with respect to Former Employees, prior to Closing, but paid after the Closing; and (B) with respect to MRA Employees and Allegheny Employees, prior to such employee’s termination but paid after such termination, provided that such benefit payment is not reimbursed by an Allegheny Company or an MRA Company.

(iii) Accrued Vacation. Notwithstanding any other provision of this Agreement to the contrary, Selling Stockholders shall reimburse ExRes and each Significant Subsidiary for all Damages incurred by ExRes or any Significant Subsidiary related to the payment of pre-Closing accrued vacation amounts for Sithe Employees, MRA Employees (after the effectiveness of a Decommissioning Notice pursuant to Section 5.16) and for Allegheny Employees to the extent that any such payment is not reimbursed by an Allegheny Company or an MRA Company, as applicable; provided, however, that Buyer and its Significant Subsidiaries shall not take any action that will result in the acceleration of the payment of such accrued vacation amounts other than as a result of employee termination or provide for the non-cash payment of such accrued vacation amounts.

5.12 TEG/TEP Employee Accommodations.

(a) For as long as Sithe maintains office space in New York, New York that has not otherwise become subject to a lease or sublease to a third party (but no longer than December 31, 2005), Buyer shall allow the TEG/TEP Employees, at no cost to Exelon, to continue to utilize office space (as long as such space is reasonably available) substantially similar to that which each of such TEG/TEP Employees received immediately prior to the Closing. Exelon shall reimburse Sithe, on a monthly basis, for the payment of salaries, payroll taxes and all other costs of employment of the TEG/TEP Employees, including the provision of all employee benefits as well as for any severance, change of control, retention, bonus or other employment payments, whether pursuant to a Contract or otherwise. Buyer and Sithe shall not materially increase any such salaries or materially increase or materially improve such employee benefits or other payments without the prior written consent of Exelon.

(b) From the Closing until, at the earliest, December 31, 2005, Buyer shall not, and shall cause Sithe not to, without the prior written consent of Exelon, terminate the TEG/TEP Employees’ employment with Sithe unless such termination is for Cause. TEG/TEP employees will participate in the same employee benefits plans and subject to the terms described in Section 5.11(b) as Sithe Employees may be eligible to participate in after the Closing Date. Buyer shall have no obligation to provide to any TEG/TEP Employee any additional severance, bonus, retention, incentive, or other payments and benefits unless requested and paid for by Exelon. The Parties acknowledge that Sithe retains the right to terminate the employment of any TEG/TEP Employee for Cause after providing Exelon with three days’ prior written notice of such termination, without any liability and obligation to Sithe or Buyer, and that neither Buyer nor Sithe has any obligation to replace any TEG/TEP Employee that resigns or whose employment is terminated for Cause.

5.13 WARN Act. If a plant closing or a mass layoff occurs or is deemed to occur after Closing with respect to ExRes or any of its Subsidiaries or any of their respective facilities in connection with the transactions contemplated by this Agreement, after Closing, Buyer shall be solely responsible for providing all notices required under the WARN Act (and any similar applicable state or local Laws) and for taking all remedial measures including the payment of all liabilities and obligations if such notices are not provided.

5.14 Retention of Designated Employees. From the Closing until, at the earliest, December 31, 2005: (i) Buyer shall not, and shall cause Sithe not to, without the prior written consent of Exelon, terminate the Designated Employees’ employment with Sithe unless such termination is for Cause; and (ii) Buyer or Sithe shall provide to the Designated Employees salary and bonus terms, retirement and health and welfare benefits and severance benefits. With respect to salary, the Designated Employees will be paid consistent with historical salary levels. Designated Employees will participate in the same employee benefits plans as Sithe Employees may be eligible to participate in after the Closing Date and subject to the terms described in

Section 5.11(b). Buyer shall have no obligation to provide to any Designated Employee any additional severance, bonus, retention, incentive, or other payments and benefits unless requested and paid for by Exelon. The Parties acknowledge that Sithe may terminate the employment of any Designated Employee for Cause after providing Exelon with three days’ prior written notice of such termination, without any liability or obligation to the detriment of Sithe or Buyer, and that neither Buyer nor Sithe has any obligation to replace any Designated Employee who resigns or whose employment is terminated for Cause.

5.15 Allegheny Companies. Following the Closing:

(a) Subject to Section 5.15(c), Buyer shall cause ExRes and its Subsidiaries to operate the business and affairs of the Allegheny Companies in the Ordinary Course. Except as required by Applicable Law or a Contract in existence as of the Closing Date, Buyer shall not and shall not permit ExRes or any of its Subsidiaries to, take any action outside the Ordinary Course with respect to the Allegheny Companies, including making any payments outside the Ordinary Course to or on behalf of the Allegheny Companies without the prior written consent of Exelon, which consent shall not be unreasonably withheld or delayed.

(b) Buyer shall make corporate personnel of ExRes and its Subsidiaries, which shall include one or more of the Designated Employees designated by Exelon, reasonably available at no cost to Exelon, other than its reimbursement of out-of-pocket costs incurred in connection therewith, to assist Exelon with any action relating to the Allegheny Companies. From the Closing until December 31, 2005, Buyer shall not and shall not permit ExRes or its Subsidiaries to terminate any employee whose primary employment duties involve providing services to any Allegheny Company other than for Cause.

(c) Exelon, in its sole discretion and expense, shall have the option to cause ExRes and its Subsidiaries, through Buyer, to undertake the Decommissioning of or with respect to any of the Allegheny Companies. If Exelon deems it desirable to cause such Decommissioning, it shall communicate such decision to Buyer in writing, upon the receipt of which Buyer shall use Commercially Reasonable Efforts to cause ExRes and its Subsidiaries to effectuate such Decommissioning in a prompt and timely manner and in accordance with Exelon’s reasonable instructions, all at Exelon’s sole cost and expense. Exelon shall not receive any revenues with respect to the Decommissioning of any Allegheny Company. With respect to each Allegheny Company for which Exelon has determined to undertake the Decommissioning, (i) Exelon shall provide quarterly reports to Buyer regarding major remaining milestones, a schedule to complete Decommissioning, a description of the substance of any upcoming related public announcements, notices or communications with partners, Governmental Authorities or third parties, and the expected cash flow impacts thereof to such Allegheny Company and any Subsidiary of ExRes and (ii) Buyer and its Affiliates shall be entitled to state publicly that such determination was made by Exelon and that neither Buyer nor its Affiliates shall incur any liability or obligation with respect thereto (provided, that Buyer will give Exelon reasonable notice before its first such public statement and shall give Exelon a reasonable opportunity to comment on such public statement).

(d) Exelon, in its sole discretion and expense, shall have the option to cause ExRes and its Subsidiaries, through Buyer, to terminate, transfer or take any other reasonable action with respect to the Allegheny Operating and Management Agreements. If Exelon deems it desirable to take such action with respect to the Allegheny Operating and Management Agreements, it shall communicate such decision to Buyer in writing, upon the receipt by Buyer of which Buyer shall use Commercially Reasonable Efforts to effectuate such termination in a prompt and timely manner and in accordance with Exelon’s instructions.

(e) Within ten Business Days following the end of each successive month after the Closing, Buyer shall cause ExRes and its Subsidiaries to provide to Exelon a statement setting forth, in reasonable detail, any costs or expenditures (which shall include (A) property, ad valorem, sales, use, and other similar Taxes that are incurred in the Ordinary Course of Business without regard to the profitability of a business and (B) any Taxes that result from the transactions and actions contemplated by this Section 5.15 ((A) and (B) collectively, “Included Taxes”), but which shall exclude all Taxes other than the Included Taxes and income Taxes incurred in the Ordinary Course of Business following the Closing Date (“Excluded Taxes”)) that have not been reimbursed under the Allegheny Operating and Management Agreements or are not reasonably expected to be reimbursed promptly after such costs or expenditures were incurred or paid by ExRes and its Subsidiaries in the month immediately preceding such statement with respect to the Allegheny Companies. Within ten Business Days after receiving such statement, Exelon shall pay to ExRes and its Subsidiaries an amount, in cash, equal to the total of all costs and expenditures (other than Excluded Taxes) set forth on such statement. Notwithstanding the foregoing, Exelon shall not be required to reimburse ExRes and its Subsidiaries for any costs or expenditures (other than Included Taxes) incurred or paid by ExRes and its Subsidiaries with respect to the Allegheny Companies other than costs and expenditures (other than Excluded Taxes) incurred in the Ordinary Course of Business or costs (other than Excluded Taxes) incurred in the case of any emergency or other exigent event, circumstance or condition adversely affecting any asset of the Allegheny Companies, including any event that might threaten life, property or environment), unless Exelon shall have given its prior written consent to such costs or expenditures (other than Taxes), which consent shall not be unreasonably withheld or delayed.

(f) If Buyer reasonably believes, based on estimates, invoices or documentation provided to Exelon by Buyer, that ExRes and its Subsidiaries will be entitled to payment under Section 5.15(e) in any month in excess of $250,000, Buyer may provide a preliminary statement to Exelon during the preceding month stating such fact and Exelon shall advance to ExRes and its Subsidiaries the amount set forth in such preliminary statement within ten Business Days after receiving such preliminary statement. If the estimated payment set forth for a month in a preliminary statement varies from the actual payment made for such month, the statement for such month shall take such variance into account and the Parties will make true-up payments accordingly.

(g) Notwithstanding anything to the contrary herein, no action may be taken or caused to be taken by the Allegheny Companies that would alter the allocation of the ownership of, control over or stream of benefits from any of the Allegheny Companies, without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Agreement, Exelon shall not exercise control over the Allegheny Companies, or over the facilities owned or operated by any of the Allegheny Companies, to the extent that Exelon would be considered to have an active ownership interest in such companies or facilities under PURPA, Part 292 of the FERC Regulations and applicable FERC precedent regarding ownership requirements for maintaining QF Status.

(h) Notwithstanding anything to the contrary in this Agreement (but without duplication of the other amounts payable by Exelon under this Section 5.15), Exelon shall be responsible for and shall reimburse Buyer and its Affiliates (including ExRes and the Significant Subsidiaries, but excluding Allegheny Hydro No. 8, L.P. and Allegheny Hydro No. 9, L.P.) for all costs (excluding Excluded Taxes and management fees for corporate overhead incurred by Buyer or its Affiliates related to the Allegheny Companies), liabilities and obligations incurred by them, and not reimbursed by an Allegheny Company under the Allegheny Operating and Management Agreements, in connection with the ownership, operation, divestiture, restructuring, bankruptcy and other actions of or with respect to the Allegheny Companies and their properties and assets.

5.16 MRA Companies.

(a) At any time within 180 days after the Closing Date, Buyer shall have the option to Decommission any or all of the assets owned or operated by one or more MRA Companies, effective five Business Days after written notice is delivered by Buyer to Exelon of Buyer’s intent to cause such Decommissioning (the “Decommissioning Notice”). Except as provided in Article VII, Exelon shall not have any obligations or liabilities with respect to any MRA Company until the effectiveness of the Decommissioning Notice with respect to such MRA Company.

(b) Following the effectiveness of the delivery of a Decommissioning Notice by Buyer to Exelon with respect to any MRA Company:

(i) Except as required by a Contract in existence as of the Closing Date or Applicable Law, Buyer shall not and shall not permit ExRes or its Subsidiaries to take any action outside the Ordinary Course with respect to such MRA Company, including making any payments to or by such MRA Company outside the Ordinary Course without the prior written consent of Exelon, which consent shall not be unreasonably withheld or delayed. After the issuance of a Decommissioning Notice with respect to any asset of an MRA Company, Buyer shall and shall cause ExRes and its Subsidiaries, as applicable, to designate Exelon as their agent and attorney-in-fact with respect to the management of the business and affairs of such MRA Company; and

(ii) Exelon, in its sole discretion and expense, shall have the option to cause ExRes and its Subsidiaries, through Buyer, to undertake the Decommissioning with respect to the MRA Company to which the Decommissioning Notice relates, including causing an MRA Company to make distributions as contemplated by Section 5.16(d). If Exelon deems it desirable to cause such Decommissioning, it shall communicate such decision to Buyer in writing, upon the receipt of which Buyer shall use Commercially Reasonable Efforts to cause ExRes and its Subsidiaries to effectuate such Decommissioning in a prompt and timely manner and in accordance with Exelon’s reasonable instructions, all at Exelon’s sole cost and expense. With respect to each MRA Company for which Exelon has determined to undertake the Decommissioning, (A) Exelon shall provide quarterly reports to Buyer regarding major remaining milestones, a schedule to complete decommissioning, a description of the substance of any upcoming related public announcements, notices or communications with partners, Governmental Authorities or third parties, and the expected cash flow impacts thereof to such MRA Company and any Subsidiary of ExRes and (B) Buyer and its Affiliates shall be entitled to state publicly that such determination was made by Exelon and that neither Buyer nor its Affiliates will incur any liability or obligation with respect thereto (provided, that Buyer shall give Exelon reasonable notice before its first such public statement and shall give Exelon a reasonable opportunity to comment on such public statement).

(c) Within ten Business Days after the end of each month following the date on which the Decommissioning Notice becomes effective, Buyer shall cause ExRes and its Subsidiaries to provide Exelon with a statement setting forth in reasonable detail the amount of the MRA Value in the month immediately preceding such statement with respect to the MRA Company to which such Decommissioning Notice relates (the “Monthly MRA Statement”).

(i) If the MRA Value with respect to such MRA Company is negative, Exelon shall, within ten Business Days after receiving such statement, pay to Buyer, in cash, an amount equal to the MRA Value for such MRA Company.

(ii) If the MRA Value with respect to such MRA Company is positive, Exelon shall carry the positive MRA Value to each successive month prior to the completion of Decommissioning activity with respect to such MRA Company, to be netted against any negative MRA Value in such successive month(s).

If Buyer reasonably believes, based on estimates, invoices or documentation provided to Exelon by Buyer, that the MRA Value (after giving effect to any netting pursuant to this Section 5.16(c)) for any month will be negative and in excess of $250,000, Buyer may provide a preliminary statement to Exelon during the preceding month stating such fact and Exelon shall advance to Buyer the amount set forth in such preliminary statement within ten Business Days after receiving such preliminary statement. If the estimated MRA Value set forth for a month in a preliminary statement varies from the actual MRA Value for such month, the Monthly MRA Statement for such month shall take such variance into account and the Parties will make true-up payments accordingly.

(d) Within 15 Business Days after the completion of Decommissioning activity with respect to an MRA Company, as reasonably determined by Exelon, for which Buyer has delivered a Decommissioning Notice, Buyer shall cause ExRes and its Subsidiaries to provide Exelon with a statement setting forth in reasonable detail the final MRA Value with respect to the decommissioned MRA Company. Within ten Business Days after Exelon’s receipt of such statement, final payment shall be made by Exelon to Buyer or (only to the extent of cash distributions actually received by Buyer from such MRA Company) by Buyer to Exelon of Buyer’s share of the then net MRA Value after giving effect to Section 5.16(c). Exelon shall use Commercially Reasonable Efforts to complete the Decommissioning of any asset for which a Decommissioning Notice was delivered within 12 months after such Decommissioning Notice is effective.

(e) From the Closing Date until the earlier of (i) the effective date of any Decommissioning Notice that Buyer delivers to Exelon with respect to the Ogdensburg Companies and (ii) 180 days after the Closing, Buyer shall pay to or on behalf of the Ogdensburg Companies the first $1,500,000 of any cumulative Net Cash Shortfall that the Ogdensburg Companies may have with respect to their operations (the “Ogdensburg Threshold”). Beginning at the end of the month in which the Ogdensburg Threshold has been reached with respect to the operation of the Ogdensburg Companies until the effectiveness of a Decommissioning Notice with respect to the Ogdensburg Companies, and for each successive month thereafter, Buyer shall deliver to Exelon within ten Business Days after the end of such month a statement setting forth, in reasonable detail, the amount of any Net Cash Shortfalls with respect to the operation of the Ogdensburg Companies during such month. Within ten Business Days after receiving such statement, Exelon shall pay to Buyer the total amount of such Net Cash Shortfalls (the “Ogdensburg Keep Whole”).

(f) From the Closing until December 31, 2005, Buyer shall make corporate personnel of Sithe, which (to the extent still employed by ExRes or any of its Subsidiaries) shall include one or more of the Designated Employees, reasonably available at no cost to Exelon, other than its reimbursement of out-of-pocket costs incurred in connection therewith, to assist Exelon with the Decommissioning of the MRA Companies. From the Closing until the first to occur of the effectiveness of a Decommissioning Notice with respect to the MRA Companies and 180 days after the Closing Date, Buyer shall not and shall not permit ExRes or its Subsidiaries to terminate any employee whose primary employment duties involve providing services to any MRA Company other than for Cause.

(g) If Buyer or its Affiliates cause any MRA Company to enter into any Contract for the sale of electric energy or capacity or emissions credits, which Contract in the aggregate subtracts from the aggregate of the MRA Value for such MRA Company after the effectiveness of a Decommissioning Notice, such amount shall be treated as a payment by such MRA Company under clause (y) of the definition of MRA Value.

5.17 K Road. Following the Closing, Exelon, in its sole discretion and expense, shall have the option to cause Sithe or its Subsidiaries, through Buyer, to undertake the Decommissioning of or with respect to Sithe’s investment in K Road (the “K Road Disposition”). If Exelon deems it desirable to cause such K Road Disposition, it shall communicate such decision to Buyer in writing, upon the receipt of which Buyer shall use Commercially Reasonable Efforts (all out-of-pocket costs of which shall be reimbursed by Exelon to Buyer within 10 days of Exelon’s receipt of an invoice therefor) to cause Sithe to effectuate such K Road Disposition in a prompt and timely manner and in accordance with Exelon’s instructions, all at Exelon’s sole cost and expense. With respect to an election by Exelon under this Section 5.17 to cause the K Road Disposition, (a)(i) Buyer shall, within ten Business Days after the date Buyer or any of its Subsidiaries receives proceeds (if any) from such K Road Disposition, pay to Exelon an amount equal to the value of such proceeds and (ii) within ten Business Days after filing the Tax Return which reports the K Road Disposition, Exelon or Buyer shall, as the case may be, pay to the other party the amount of the Associated Tax Effect, and (b) Buyer and its Affiliates will be entitled to state publicly that such election was made by Exelon and neither Buyer nor its Affiliates will incur any liability or obligation with respect thereto (provided, that Buyer will give Exelon reasonable notice before its first such public statement and will give Exelon a reasonable opportunity to comment on such public statement).

5.18 Independence Adjustments.

(a) Following the Closing Date, Buyer shall, acting as agent on behalf of Exelon, remit to Exelon the pre-Tax value of any amounts deposited with the Indenture Trustee on or after January 31, 2005 related to the following, it being understood that all such items, whether paid directly to Independence, or to Buyer or any of its Subsidiaries, should be, upon receipt, deposited with the Indenture Trustee, and it being further understood that the costs of pursuing same is to be borne solely by Exelon:

(i) Insurance settlements or insurance claims listed on Schedule 5.18(a)(i);

(ii) Refunds of insurance premiums in connection with any cancellation of the Independence Outage Insurance; and

(iii) Payments received with respect to the final, binding and non-appealable disposition of any of the following disputes:

(A) arising under or relating to that certain Letter Agreement, dated January 1, 2003, between NIMO and Independence;

(B) arising under or relating to NIMO’s inclusion of a capacity charge in payments due from Independence under the Customer Service Agreement, dated January 31, 2003, between NIMO and Independence during the period prior to the Closing Date;

(C) arising under or relating to NIMO’s inclusion of a capacity charge in payments due from Alcan Fabrication Corporation under the Customer Service Agreement, dated February 1, 2003, among NIMO, Alcan Aluminum Corporation-subsequently assigned to Alcan Corporation, and then to Alcan Fabrication Corporation and Independence during the period prior to the Closing Date; and

(D) arising under or relating to the obligations of Independence for transportation losses arising under or relating to the Gas Transportation Agreement, dated as of March 11, 1992 between Niagara Mohawk Power Corporation and Independence during the term of such Contract ((A) – (D)) collectively, the “Dispute Items”;

(b) Buyer’s obligation to make any payments to Exelon in connection with any of the matters referred to in Section 5.18(a) shall be deferred until such time that Independence makes cash distributions to its equity holders subsequent to the date such funds are deposited with the Indenture Trustee. The amount payable to Exelon shall be equal to the lesser of (x) the aggregate amount distributed after Closing by Independence to its equity holders and (y) the aggregate amounts payable pursuant to Section 5.18(a). If, pursuant to the immediately preceding sentence, Buyer has paid less to Exelon than would otherwise be due pursuant to Section 5.18(a) Buyer shall pay to Exelon the amount of any subsequent cash distributions paid to the equity holders of Independence until the full amount due under Section 5.18(a) has been satisfied. In the event that any individual amount deposited pursuant to Section 5.18 (a) has not been remitted in full to Exelon by the later to occur of December 1, 2006 and 180 days following its deposit with the Indenture Trustee, then Buyer shall immediately remit any unpaid balance to Exelon. If Buyer or any of its Subsidiaries is required to make any payment in connection with the settlement or disposition of the Dispute Items, the Selling Stockholders shall, within ten Business Days after the date the Buyer or any of its Subsidiaries provides an invoice for such payment, pay to Buyer an amount equal to the amount set forth on the invoice as paid by Buyer or its Subsidiary.

5.19 2000 SPA Indemnity Payments. Following the Closing Date, Buyer shall, acting as agent on behalf of Exelon, within ten Business Days after the date Buyer or any of its Subsidiaries receives any payment from any Person relating to an indemnity provided to the Selling Stockholders, their Affiliates, Sithe or its Subsidiaries under the Amended and Restated Stock Purchase Agreement, dated December 18, 2000, among the parties named therein, remit such payment on a pre-Tax basis to Exelon.

5.20 Sithe International/TEG Payments. Following the Closing Date, Buyer shall, acting as agent on behalf of Exelon, within ten Business Days after the date Buyer or any of its Subsidiaries receives any payment from any of ExRes or its Subsidiaries related to or associated with ExRes’ pre-Closing ownership of Sithe International, Inc., remit such payment on a pre-Tax basis to Exelon.

5.21 Demutualization Proceeds. Following the Closing, Buyer shall, acting as agent on behalf of Exelon, cause ExRes or its Subsidiaries to distribute to employees of ExRes or its Subsidiaries (or former employees of ExRes or its Subsidiaries, as the case may be), and to Exelon, respectively, undistributed cash proceeds or other assets received by ExRes or its Subsidiaries as a result of the demutualization of The Prudential Insurance Company of America (the “Demutualization Proceeds”). Exelon shall direct ExRes or its Subsidiaries in writing with respect to any such distributions and Buyer shall cause ExRes or its Subsidiaries to comply with any such directions by Exelon within ten Business Days following the receipt thereof. The Selling Stockholders shall reimburse ExRes or its Significant Subsidiaries for all Damages incurred by ExRes or its Significant Subsidiaries attributable to the Demutualization Proceeds.

5.22 335 Madison Office Lease Buyout. If prior to the Closing (with Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed), Sithe enters into a definitive agreement to terminate, sublet, transfer, or otherwise dispose of the lease of office space at 335 Madison Avenue (27th, 28th, and 29th floors), (“Office Lease”), dated November 9, 1998, between Builtland Partners and Sithe, as amended, modified and supplemented (the “Office Lease Buyout”), and the actual pre-Tax cost of the Office Lease Buyout (the calculation of which shall be mutually agreed to by both Buyer and Seller, in writing, prior to consummating the Office Lease Buyout) to Sithe is less than $8.0 million, (a) the Purchase Price shall be increased by the difference (if positive) between $8.0 million and the actual pre-Tax cost of the Office Lease Buyout and (b) only to the extent any payment is made prior to the Closing, the amount of unrestricted cash required under Section 6.1(e) shall be reduced by the pre-Tax cost of the Office Lease Buyout.

5.23 Enron Bankruptcy Recoveries. After Closing, Buyer shall, acting as agent on behalf of Exelon, cause ExRes and its Subsidiaries, at Exelon’s sole cost, expense and direction to continue to pursue recovery for claims in the bankruptcy of Enron Corp. and its Subsidiaries. If ExRes or any of its Subsidiaries receives any recovery of cash proceeds or other property from Enron Corp. or any of its Subsidiaries or successors or receives cash proceeds associated with the sale to a third party of any claims ExRes or its Subsidiaries has against Enron Corp. or any of its Subsidiaries after Closing Buyer shall cause ExRes or its Subsidiaries to pay to Exelon, within ten Business Days of such receipt by ExRes or its Subsidiaries an amount equal to the pre-Tax value of such cash proceeds or other property. If, after Closing, ExRes or any of the Signficant Subsidiaries is obligated to pay proceeds or other property to Enron Corp. or any of its Affiliates or successors relating to such bankruptcy, Exelon shall reimburse Buyer for all such amounts paid.

5.24 Restricted Cash/Deposits. Buyer shall, acting as agent on behalf of Exelon, cause ExRes to remit to Exelon, within ten Business Days of ExRes’ or its Subsidiaries’ receipt, any funds released from Merrill Lynch account number 850-07655 after the Closing Date. Buyer shall cause ExRes and its Subsidiaries to diligently pursue the release of such funds immediately subsequent to the reduction in the face amount of any letter of credit issued pursuant to that certain Letter of Credit and Reimbursement Agreement, dated as of June 10, 2003, between Sithe and Bayerische Landesbank, New York Branch, and at such times as a maturing investment shall cause the balance to exceed that required pursuant to such agreement. Exelon shall reimburse Buyer for any reasonable out-of-pocket costs incurred in connection with this Section 5.24.

5.25 Payments and Payment Disputes. If any Party delivers an invoice to any other Party for payment due under this Article V, the invoiced Party shall pay in cash or by wire transfer of immediately available federal funds to the invoicing Party the full amount shown on such invoice within ten days after receipt of such invoice unless such amount is being disputed in good faith by the invoiced Party, in which event such Party shall only pay the undisputed portion of such invoice until such time as the dispute is resolved. If any Party fails to make timely payments of any such invoiced amount, then the Party to whom the amount is owed shall be entitled to collect from the owing Party the amount of such invoice together with interest at the “prime rate” as published in The Wall Street Journal on any unpaid amount that is determined to be due.

5.26 Employee Rights.

(a) Nothing herein expressed or implied shall confer upon any employee of Buyer or its Affiliates, the Selling Stockholders or their Affiliates, or ExRes and its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(b) Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(c) Nothing in this Agreement shall cause Buyer or its Affiliates to have any obligation to provide employment to any individual who is not an Active Employee of Buyer or its Affiliates or, except as otherwise provided in any applicable collective bargaining agreements, to continue to employ any Continuing Employee for any period of time following the Closing Date.

5.27 Excluded Asset Purchase Price Adjustment Proceeds. Following the Closing Date, Buyer shall, acting as agent on behalf of Exelon, within ten Business Days after the date that ExRes or any of its Subsidiaries receives any payments pursuant to any agreement with respect to the sale by ExRes or its Subsidiaries of any Excluded Entities, remit such payment on a pre-Tax basis to Exelon. Exelon shall reimburse Buyer for any reasonable out-of-pocket costs incurred in connection with this Section 5.27.

5.28 Other Post-Closing Covenants.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including executing and delivering such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under this Agreement). In addition, at the Selling Stockholders’ request, Buyer shall provide information to, and cooperate with, the Selling Stockholders with respect to the ownership and operation of the MRA Companies and the Allegheny Companies to enable the Selling Stockholders to fulfill their obligations under this Agreement related to the MRA Companies (if a Decommissioning Notice is issued) and the Allegheny Companies. After the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to ExRes, the Significant Subsidiaries and the Excluded Entities.

(b) Litigation Support. So long as any Party (the “Requesting Party”) is a party to, or actively is contesting or defending against any Action in connection with (i) the transactions contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving ExRes, any Significant Subsidiary or any Excluded Entity, each other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the Requesting Party (unless the Requesting Party or one of its Affiliates is entitled to indemnification therefor under this Agreement).

(c) Confidentiality. Each Selling Stockholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, upon the request of Buyer, deliver promptly to Buyer or destroy all tangible embodiments (and all copies) of the Confidential Information which are in such Selling Stockholder’s possession in each case, forever, provided, however, that Selling Stockholder shall be entitled to retain one copy of such Confidential Information. If any Selling Stockholder is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, that Selling Stockholder will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with this Section. If, in the absence of a protective Order or the receipt of a waiver hereunder, any Selling Stockholder that, on the written advice of counsel, is compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, that Selling Stockholder may disclose the Confidential Information to the Governmental Authority; provided, however; that the disclosing Selling Stockholders will use their Commercially Reasonable Efforts to obtain, upon the reasonable request of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer may designate. “Confidential Information” shall have the same meaning as “Evaluation Material” as defined in the Confidentiality Agreement without regard to clause (ii) of the second paragraph of the Confidentiality Agreement, other than with respect to any material or information of the Excluded Entities.

(d) Restrictive Covenants. For two years after the Closing Date, the Selling Stockholders will not (and will not permit their Affiliates to) directly or indirectly: (i) solicit for employment or other similar relationship with any such Selling Stockholders or its Affiliates, any employee or then currently active independent contractor of SEPS providing services to any Independence Entity or any person who was an employee or then currently active independent contractor of SEPS providing services to any Independence Entity, within the six-month period immediately preceding such solicitation of employment, other than such person (A) whose employment or independent contractor relationship was terminated by the applicable Person, or (B) who independently responded to a general solicitation for employment by such Selling Stockholder or such Selling Stockholder’s Affiliate; or (ii) induce or attempt to induce, any employee or independent contractor of SEPS providing services to any Independence Entity, to terminate such employee’s employment or independent contractor’s active contractual relationship with such Person.

5.29 Insurance Proceeds. Following the Closing Date, Buyer shall, acting as agent on behalf of Exelon, within ten Business Days after the date that ExRes or any of its Subsidiaries receives any insurance proceeds with respect to claims related to insurable losses incurred by any Excluded Entity, remit such payment on a pre-Tax basis to Exelon.

5.30 Reservoir Agreements Proceeds. Following the Closing Date, Buyer shall, acting as agent on behalf of Exelon, within ten Business Days after the date that ExRes or any of its Subsidiaries receives any payments from Reservoir or its Affiliates with respect to (a) any services performed by ExRes or its Subsidiaries prior to the Closing Date or (b) in each case pursuant to the letter agreement, dated August 25, 2004, among Reservoir Capital Master Fund, L.P., Reservoir Capital Partners, L.P., Sithe and SEPS, in each case remit such payment on a pre-Tax basis to Exelon.

5.31 Certain Additional Matters. With respect to the matters disclosed as item 2 in section II of Schedule 3.7: (a) if Buyer desires Independence and SIFC to obtain a waiver or consent from the Independence bondholders (“Waiver”) of such matters, Buyer shall deliver a notice to Exelon within 10 Business Days following the date hereof, which notice shall include the method by which Buyer desires such Waiver to be obtained (whether through a consent solicitation, supplemental indenture or otherwise), which method shall be designated by Buyer, subject to Selling Stockholders’ approval, such approval not to be unreasonably withheld or delayed (the “Waiver Procedure”); (b) after Buyer delivers such notice, the Selling Stockholders and ExRes shall cause Independence and SIFC to promptly commence obtaining, and use Commercially Reasonable Efforts to obtain, such Waiver substantially in accordance with such Waiver Procedure; and (c) Buyer shall promptly reimburse Independence and SIFC for all out of pocket costs and expenses (including any payments to the Trustee or Holders of Outstanding Bonds (as such terms are defined in the Trust Indenture) including their respective counsel, if required) it reasonably incurs in obtaining such Waiver (provided, that prior to incurring or committing to any significant cost or expense for which it may claim reimbursement, Independence shall obtain Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed).

ARTICLE VI

CONDITIONS

6.1 Conditions to Obligations of Buyer. The obligations of Buyer to purchase the ExRes Shares and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver, which may be granted or withheld in Buyer’s sole discretion, by Buyer) of each condition precedent listed below. Unless expressly waived in writing pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to Buyer in connection with the transactions contemplated by this Agreement will be deemed waived by Buyer’s consummation of the transactions contemplated by this Agreement:

(a) The waiting period under the HSR Act applicable to the consummation of the sale of the ExRes Shares contemplated by this Agreement shall have expired or been terminated;

(b) No Action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of, the transactions contemplated by this Agreement by (i) any Person other than a Governmental Authority, which Action Buyer reasonably believes has a substantial likelihood of success, or (ii) any Governmental Authority;

(c) If Buyer has delivered a notice to Exelon under Section 5.31 within the 10 Business Day period set forth in Section 5.31, Independence and SIFC shall have received a Waiver under, and in accordance with, the Trust Indenture;

(d) All consents and approvals listed on Schedule 6.1(d) shall have been obtained (“Buyer’s Required Regulatory Approvals”);

(e) ExRes and Sithe shall have, in the aggregate, subject to Section 5.22, $25,370,000 in unrestricted cash as of the Closing Date, as increased (if applicable) by the aggregate of any unpaid costs or accrued expenses payable by ExRes or any of the Significant Subsidiaries with respect to their employees including:

(i) any annual bonus payments for 2004 (but excluding any payments to Continuing Employees that would have occurred in 2005 but for Buyer’s or its Subsidiaries’ actions);

(ii) any incentive bonus payments or other similar types of payment obligations relating to calendar year 2004 (but excluding any payments to Continuing Employees that would have occurred in 2005 but for Buyer’s or its Subsidiaries’ actions);

(iii) any severance for employees who are not Continuing Employees;

(iv) $157,000, which is the total accrued liabilities and obligations of the Sithe Energies, Inc. Excess Benefit Plan;

(v) $426,896, which is the amount required related to the Sithe Stable Pension Account Plan (which will be increased by $155,000 in the event the January 15, 2005 scheduled contribution to the Sithe Stable Pension Account Plan is not made prior to Closing); and

(vi) any liabilities and obligations directly arising with respect to such matters;

(f) The Put and Call Transactions shall have been consummated;

(g) The Loan Repayment shall have been consummated;

(h) The Debt Service Reserve Fund and the Major Overhaul Fund of the Independence Entities shall have been funded in cash in the amounts of not less than $83.0 million and $7,045,000, respectively, and, if the Closing Date shall occur prior to the payment in full of all interest, principal and other amounts due and owing under the Trust Indenture through December 31, 2004, the Interest Fund (as defined in the Trust Indenture) and the Principal Fund (as defined in the Trust Indenture) shall be fully funded in cash in an amount equal to the aggregate amounts of interest and principal due and payable on or before December 31, 2004;

(i) The Selling Stockholders and ExRes shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Selling Stockholders and ExRes on or prior to the Closing Date;

(j) Subject to Section 10.1, the representations and warranties of the Selling Stockholders set forth in this Agreement that are qualified by materiality (including qualifications by “material,” “in all material respects” or “ExRes Material Adverse Effect”) shall be true and correct as of the Closing Date and all other representations and warranties of the Selling Stockholders shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

(k) The Selling Stockholders shall have delivered to the Buyer a certificate from the Selling Stockholders, dated the Closing Date, to the effect that the conditions set forth in Section 6.1(i), (j) and (n) have been satisfied;

(l) The Selling Stockholders shall have delivered to the Buyer a certificate of the secretary or an assistant secretary of each Selling Stockholder setting forth valid resolutions of its board of directors with respect to the authorization of each Selling Stockholder to execute and deliver this Agreement and to enter into the transactions contemplated herein;

(m) The Selling Stockholders shall have delivered, or caused to be delivered, to Buyer at the Closing, the Selling Stockholders’ Closing deliveries described in Section 2.3(b);

(n) Since the date of this Agreement, no ExRes Material Adverse Effect shall have occurred and be continuing;

(o) Buyer shall have received a release from Exelon Generation and from the Selling Stockholders, dated the Closing Date, substantially in the form of Exhibit A;

(p) The Preliminary Transactions identified on Schedule 1.1(a)(5) as transactions that must occur prior to Closing shall have been completed;

(q) ExRes and the Significant Subsidiaries shall have terminated the employment of all employees of ExRes and the Significant Subsidiaries other than those listed on Schedule 5.11(a) or Schedule 5.11(b); and

(r) Buyer shall have received a FIRPTA certificate from each Selling Stockholder substantially in the form of Exhibit B.

6.2 Conditions to Obligations of Selling Stockholders. The obligation of the Selling Stockholders to sell the ExRes Shares and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver, which may be granted or withheld in the Selling Stockholders’ sole discretion, by the Selling Stockholders) of each condition precedent listed below. Unless expressly waived in writing pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to the Selling Stockholders in connection with the transactions contemplated by this Agreement will be deemed waived by the Selling Stockholders’ consummation of the transactions contemplated by this Agreement:

(a) The waiting period under the HSR Act applicable to the consummation of the sale of the ExRes Shares contemplated by this Agreement shall have expired or been terminated;

(b) No Action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of, the transactions contemplated by this Agreement by (i) any Person other than a Governmental Authority, which Action Buyer reasonably believes has a substantial likelihood of success, or (ii) any Governmental Authority;

(c) Intentionally Omitted

(d) All consents and approvals listed on Schedule 6.2(d) shall have been obtained (“Sellers’ Required Regulatory Approvals”);

(e) The Put and Call Transactions shall have been consummated;

(f) There is no material restriction on the Unrestricted Cash Distribution;

(g) Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Buyer on or prior to the Closing Date;

(h) The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date and all other representations and warranties of Buyer shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

(i) Buyer shall have delivered to the Selling Stockholders a certificate from Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(g) and (h) have been satisfied;

(j) Buyer shall have delivered a certificate of the secretary or an assistant secretary of the Buyer setting forth valid resolutions of its board of directors with respect to the authorization of the Buyer to execute and deliver this Agreement and to enter into the transactions contemplated herein; and

(k) Buyer shall have delivered, or caused to be delivered, to the Selling Stockholders at the Closing, Buyer’s Closing deliveries described in Section 2.3(c).

ARTICLE VII

INDEMNIFICATION

7.1 Obligation to Indemnify.

(a) Subject to the limitations set forth in this Article VII and Section 10.3, after the Closing Date, the Selling Stockholders shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Damages that the Buyer Indemnitees may incur, suffer or sustain to the extent arising from or related to:

(i) Any breach of the representations and warranties of the Selling Stockholders contained in this Agreement (which representations and warranties shall be read, for the purposes of determining whether there has been a breach for which indemnity is due, without giving effect to any materiality qualification, including any qualification by “material,” “in all material respects” or “ExRes Material Adverse Effect”);

(ii) Any breach of the covenants of the Selling Stockholders contained in Sections 2.1, 2.3, 5.8(a)(i), 5.8(a)(ii), 5.8(g)(i)(z), 5.8(i), 5.8(j), 5.9, 5.11, 5.12, 5.15, 5.16, 5.17, 5.21, 5.23, 5.28, 10.1(b)(i), 10.1(b)(iv), 10.1(b)(v) and 10.8;

(iii) Any breach of the covenants of the Selling Stockholders contained in this Agreement other than those listed in Section 7.1(a)(ii); and

(iv) Any of the following:

(A) The Preliminary Transactions;

(B) The ownership and operation of the Excluded Entities (including past and present assets and operations thereof), whether before or after Closing (other than the Allegheny Companies and any applicable MRA Companies, which are addressed in Section 7.1(a)(iv)(I)) except to the extent caused by the gross negligence or willful misconduct of Buyer or its Affiliates;

(C) The ownership, operation and disposition of any Person, or of any asset, that was owned (directly or indirectly) before Closing by ExRes or any Significant Subsidiary but was not directly owned at the Closing by ExRes or any Significant Subsidiary;

(D) The ownership and operation, and merger, dissolution or disposition, of any ExRes Subsidiaries listed on Schedule 7.1(a)(iv)(D);

(E) Sithe’s investment in K Road and Sithe’s guarantee of the Sublease, dated May 26, 2000, between K Road and Davidson, Dawson & Clark, LLP pursuant to that certain Guarantee of Sublease, dated May 26, 2000, between Sithe and Davidson, Dawson & Clark, LLP (the “K Road Guarantee”);

(F) The Ground Lease, dated February 25, 2000, by and between Joseph Marchese, as Trustee of Dexter Street Realty Trust, and Dexter Street Leasco LLC, for the property located at 24 Dexter Street, Everett, Massachusetts and the related License, dated January 31, 2001, by Dexter Street Leasco LLC to Mystic Development LLC (formerly known as Sithe Mystic Development LLC) in respect of the same property (the “Dexter Lease”);

(G) Any loss of QF Status of POSDEF or Luz under PURPA resulting from Exelon’s acquisition of an indirect interest in Sithe on December 18, 2000, unless such loss is pursuant to a settlement of the issues in FERC Docket No. EL04-26 that is supported by Sithe and approved by FERC;

(H) Any Demutualization Proceeds delivered to Exelon by Sithe pursuant to Section 5.21 and ultimately determined to have been payable to any other Person, including to employees of ExRes, any Significant Subsidiary or any Excluded Entity;

(I) Except to the extent otherwise provided in Sections 5.15 and 5.16, and without duplication of any payment made under Section 5.15 with respect to the Allegheny Companies or under Section 5.16 with respect to the MRA Companies, the ownership, operation and disposition of the Allegheny Companies (including with respect to their past and present assets and operations) and, following the effectiveness of a Decommissioning Notice with respect to any MRA Company, such MRA Company (including with respect to its past and present assets and operations), except to the extent caused by the gross negligence or willful misconduct of Buyer or its Affiliates and then only to the extent incurred directly by a Buyer Indemnitee;

(J) Any off-site disposal of Hazardous Substances prior to Closing by ExRes or any Significant Subsidiary;

(K) Any Damages arising under or related to the three Notices of Violation received from the New York Department of Conservation (dated August 21, 2003, September 27, 2004 and October 7, 2004), related to the Sithe Independence Station In Scriba, New York, but only to the extent that any such Damages exceed $75,000; and

(L) The provision of medical benefits that are taxable to any Employee or former employee under Code Section 105(h).

(b) Subject to the limitations set forth in Section 10.3, after the Closing Date, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Damages that the Seller Indemnitees may incur, suffer or sustain to the extent arising from or related to:

(i) Any breach of the representations or warranties of Buyer contained in this Agreement;

(ii) Any breach of the covenants of Buyer contained in this Agreement;

(iii) Any and all Tax Claims resulting from, arising out of or relating to: (A) any and all Taxes imposed on or incurred by ExRes, the Significant Subsidiaries, and the Excluded Entities that are included in Exelon Corporation’s consolidated federal income Tax Return or similar state, local or foreign Tax Returns as a result of a modification or deemed modification of the Swap Agreements or related agreements that would not have been incurred but for the actions of Buyer or its Affiliates and (B) any and all Taxes imposed on or incurred by ExRes, the Significant Subsidiaries and the Excluded Entities with respect to any Pre-Closing Tax Period or any and all Taxes that are included in Exelon Corporation’s consolidated Tax Return or similar state, local or foreign Tax Returns as a result of any COD income that would not have been incurred but for the actions of Buyer or its Affiliates;

(iv) The Swap Credit Return Transaction;

(v) Except as indemnified for by the Selling Stockholders under this Agreement, the ownership and operation of the Independence Entities after the Closing Date, including any actions taken by ExRes or any Significant Subsidiaries after the Closing Date with respect to the Independence Entities; and

(vi) The gross negligence or willful misconduct of Buyer, ExRes or the Significant Subsidiaries in connection with the ownership and operation of any MRA Company after the Closing Date and prior to the effectiveness of a Decommissioning Notice.

(c) (i) Subject to the limitations set forth in Article VII and Sections 10.1(b)(ii) and 10.3, the indemnification provided under Section 7.1(a) will be applicable regardless of any Inspection conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired) by or on behalf of Buyer or by its directors, officers, employees or representatives at any time (whether before or after the date of this Agreement or the Closing Date). The foregoing sentence shall not affect the effectiveness of Section 4.10 or the Schedules to Article III with regard to the interpretation of the representations therein.

(ii) Any disclosure of any item on the schedules hereto relating to matters under which indemnification obligations contemplated by Sections 7.1(a)(ii)-(iv) arise, shall not affect the Selling Stockholders’ obligation to indemnify Buyer hereunder except to the extent of disclosures on schedules to Article V, which disclosures shall be effective as contemplated by the section to which the schedule is attached but only with respect to the indemnification obligations under Sections 7.1(a)(ii) and (iii).

(iii) With respect to any Damages (such as Damages related to environmental, ERISA or Tax matters) relating to an Excluded Entity for which any Buyer Indemnitee is due indemnification under Section 7.1(a)(iv), the fact that such Buyer Indemnitee or any other Buyer Indemnitee is jointly, severally, vicariously or strictly liable for such Damages, or held primarily liable for such Damages by statute, shall not reduce the amount of Damages for which such Buyer Indemnitee is due indemnification.

7.2 Procedure; Notice.

(a) The expiration or termination of the availability of indemnification under this Article VII with respect to any representation or warranty shall not affect the Parties’ obligations under this Article VII if the Person required to provide indemnification under this Agreement (the “Indemnifying Party”) has received proper notice of the claim or event for which indemnification is sought prior to such expiration or termination.

(b) Except to the extent otherwise provided in Section 10.6, the rights and remedies of the Indemnitees under this Article VII are exclusive and in lieu of any and all other rights and remedies that the Indemnitees and Buyer Indemnitees may have under this Agreement for monetary relief after the Closing Date, with respect to: (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement; or (ii) the assets, liabilities, obligations, business, or operations of ExRes or any of the Significant Subsidiaries, as the case may be.

(c) Notwithstanding anything to the contrary in this Agreement, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party), for any Damages under this Agreement caused by the gross negligence or willful misconduct of a Party or Indemnitee. Except with respect to Third Party Claims made against any Indemnitee, no Party shall have any indemnification obligation under this Article VII to any other Person with respect to any Damages consisting of incidental, indirect, consequential or punitive damages or lost profits.

(d) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any Action made or brought by any Person who is not a Party or any Affiliate of a Party (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall be given no later than 20 calendar days after the Indemnitee’s receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Damages that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel; provided, that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s liability pursuant to this Agreement.

(i) If, within 20 calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 7.2(d), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within 20 calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

(ii) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 20 calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of said notice.

(e) Any claim by an Indemnitee on account of Damages for which indemnification is available under this Article VII that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party written notice thereof, stating the nature of such claim in reasonable detail, but in any event such notice shall not be given later than 20 calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of 20 calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 20 calendar day period, the Indemnifying Party shall be deemed to have accepted such Direct Claim. If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

(f) If the amount of any Damages for which an indemnification payment is made under this Article VII, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof by the insurer or third-party to the date of repayment at the “prime rate” as published in The Wall Street Journal) shall promptly be repaid by the Indemnitee to the Indemnifying Party. To the extent that the indemnification cap contemplated by Section 7.5 has been reached or claims are pending that would cause such cap to be reached, this Section 7.2(f) shall have no further effect with respect to additional claims that are subject to such cap.

(g) Notwithstanding anything to the contrary in this Section 7.2, a failure to give timely notice as provided in this Section 7.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party that was entitled to receive such notice was materially prejudiced as a result of such failure.

7.3 Insurance and Indemnity Proceeds. To the extent that any of the indemnification obligations of any Indemnifying Party pursuant to this Article VII are covered by insurance (other than insurance paid for by Buyer or its Affiliates or, after the Closing, ExRes or any Significant Subsidiary) or any right to indemnification held by any Indemnitee (other than pursuant to this Article VII) (the “Other Indemnification Rights”), such Indemnitee shall be entitled to indemnification pursuant to this Article VII only with respect to the amount of Damages that is in excess of the cash proceeds actually received by such Indemnitee pursuant to such insurance or right to indemnification. Such Indemnitee shall use Commercially Reasonable Efforts to collect at the Indemnifying Party’s expense all amounts due to such Indemnitee pursuant to any such insurance or right to indemnification. If such Indemnitee receives such cash insurance or indemnification proceeds prior to the time a Claim is paid, then the amount payable by the Indemnifying Party pursuant to such Claim shall be reduced by the amount of such proceeds. If such Indemnitee receives such cash insurance or indemnification proceeds after such Claim has been paid, then upon the receipt by the Indemnitee of any such cash proceeds, up to the amount of Damages incurred by such Indemnitee with respect to such Claim, such Indemnitee shall remit to the Indemnifying Party an amount equal to the lesser of (i) the amount of such cash proceeds (net of reasonable expenses) or (ii) the amount that was previously paid by the Indemnifying Party to such Indemnitee in satisfaction of such Claim. If the Indemnitee refuses to collect, fails to collect or otherwise fails to use Commercially Reasonable Efforts to collect all amounts due to such Indemnitee pursuant to any such insurance or right to indemnification, then the Indemnitee shall assign its Other Indemnification Rights to the Indemnifying Party or provide the Indemnifying Party with a power of attorney permitting the Indemnifying Party to enforce such Other Indemnification Rights on the Indemnitee’s behalf or the Indemnifying Party shall be subrogated to such Other Indemnification Rights of the Indemnitee; provided however, that if such Other Indemnification Rights cannot be assigned and a power of attorney cannot be provided and the Indemnifying Party cannot receive such subrogation, then, in either case, upon the Indemnifying Party’s written request, the Indemnitee shall use reasonable efforts to cause its Affiliates and/or Subsidiaries to pursue in a reasonable manner all such rights and remedies that the Indemnitee and its Affiliates and/or Subsidiaries may have under such Other Indemnification Rights; provided, further, that to the extent the Indemnitee and its Affiliates and/or Subsidiaries would not be required under any pre-existing contractual obligation or applicable fiduciary law principles to pursue such Other Indemnification Rights and/or remedies, any reasonable out-of-pocket cost or expense incurred by the Indemnitee and its Affiliates and/or Subsidiaries in connection with such pursuit of rights and/or remedies shall be solely for the account of the Indemnifying Party, who will promptly reimburse the Indemnitee for all such costs and expenses.

7.4 Characterization. The Parties agree to report any payment made pursuant to this Article VII or Section 5.8(g) as an adjustment to the purchase price for the ExRes Shares for federal income tax reporting purposes, unless otherwise required by Applicable Law. To the extent that a payment under those sections referenced in this Section 7.4 is owing to one or more members of the Buyer Indemnitees, all such payments shall be made to Buyer. If any Taxing Authority challenges such characterization and asserts that there is Tax due in respect of any payments made pursuant to those sections referenced in this Section 7.4, the payor of such payment otherwise required under those sections referenced in this Section 7.4 shall make an additional payment to the recipient of such payments so that the after-Tax amount received by the recipient of such payments equals the amount of payment otherwise required under those sections referenced in this Section 7.4.

7.5 Limits; Deductible. Notwithstanding anything in this Agreement to the contrary, but subject to the other provisions of this Article VII:

(a) Except as provided in Section 7.5(a)(iii) below, the Selling Stockholders shall have no obligation to make indemnification payments to the Buyer Indemnitees under Sections 5.8(g) (other than Section 5.8(g)(i)(z)), 7.1(a)(i), 7.1(a)(iii), and Section 7.1(a)(iv)(K) of more than $200.0 million in the aggregate.

(i) If the aggregate of all indemnity claims under Sections 5.8(g) (other than Section 5.8(g)(i)(z)), 7.1(a)(i), 7.1(a)(iii), and Section 7.1(a)(iv)(K) is greater than $200 million, and claims are made under Sections 5.8(g)(ii) or 5.8(g)(iii), then the Selling Stockholders shall be obligated to make additional payments of some portion of the Shared Indemnity Amount, if any, as provided in Section 7.5(a)(iii) below.

(ii) Shared Indemnity Amount shall be determined as follows:

A = the total of all indemnity claims under Sections 5.8(g), 7.1(a)(i), 7.1(a)(iii), and Section 7.1(a)(iv)(K), but excluding claims under Sections 5.8(g)(i)(z)

B = the total of all indemnity claims under Sections 5.8(g)(ii) and 5.8(g)(iii)

C = A – B

If C is less than $200.0 million, then

D = $200.0 million – C

If C is equal to or greater than $200.0 million, then D = zero

Shared Indemnity Amount = B – D

(iii) The Selling Stockholders shall be obligated to pay 50% of the Shared Indemnity Amount for Shared Indemnity Amounts up to $50.0 million. In the event that the Shared Indemnity Amount exceeds $50.0 million, the Selling Stockholders shall be obligated to pay 50% of the Shared Indemnity Amount up to $50.0 million and then 100% of all amounts of the Shared Indemnity Amount that are in excess of $50.0 million shall be paid to Buyer by the Selling Stockholders. For the avoidance of doubt, it is understood and agreed that Buyer shall never be obligated to bear more than $25.0 million of the Shared Indemnity Amount.

Examples of the application of this Section 7.5 (a) are set forth in Schedule 7.5.

(b) The Selling Stockholders shall have no obligation to indemnify the Buyer Indemnitees for any Damages under Sections 5.8(g) (other than Section 5.8(g)(i)(z)), 7.1(a)(i) or 7.1(a)(iii) unless: (i) the indemnified amount that would be payable by the Selling Stockholders with respect to any given indemnifiable claim or series of related claims exceeds $25,000 (together with up to $75,000 payable by Buyer pursuant to Section 7.1(a)(iv)(K), “Includable Claims”); and (ii) the aggregate amount for all Includable Claims exceeds $2.0 million, and then only to the extent of any such excess over $2.0 million.

(c) The Buyer Indemnitees may not make claims for indemnification under Section 7.1(a)(iv)(J) after the fifth anniversary of the Closing Date.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Stockholders’ Representative and Buyer.

(b) This Agreement may be terminated by the Selling Stockholders or Buyer, if: (i) any Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order shall have become final and nonappealable; (ii) any Applicable Law shall have been enacted or issued, which, directly or indirectly, prohibits the consummation of the Closing; (iii) the closing conditions set forth in Article VI are not substantially satisfied by March 31, 2005; or (iv) the Closing contemplated hereby shall have not occurred on or before March 31, 2005 (the “Termination Date”); provided, that if any of Buyer’s Required Regulatory Approvals or Seller’s Required Regulatory Approvals have not been obtained, diligent efforts are being undertaken to obtain such approval, authorization or consent, and all other conditions provided for in Article VI have been satisfied, waived, or are then capable of being satisfied but for the delay in Closing, then at the election of either Party the references in the foregoing sentence to March 31, 2005 shall be extended for up to 90 calendar days and this Agreement may not be terminated so long as such diligent efforts continue; and provided, further, that the right to terminate this Agreement under clause (iii) of this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c) Except as otherwise provided in this Agreement, this Agreement may be terminated by Buyer if any of Buyer’s Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 6.1(d), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied).

(d) This Agreement may be terminated by the Selling Stockholders, if any of Sellers’ Required Regulatory Approvals, the receipt of which is a condition to the obligation of the Selling Stockholders to consummate the Closing as set forth in Section 6.2(d), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied).

(e) This Agreement may be terminated by Buyer, in its sole discretion, if there has been a violation or breach by the Selling Stockholders of any covenant, representation or warranty contained in this Agreement that has resulted in an ExRes Material Adverse Effect (a “Seller Default”) and such Seller Default is not cured by the earlier of the Closing Date or 45 calendar days after receipt by the Stockholders’ Representative of written notice specifying particularly such Seller Default, and such Seller Default has not been waived by Buyer. If, prior to the Closing, there is a Seller Default not so cured, Buyer shall have the right to either: (i) terminate this Agreement; or (ii) subject to Section 10.1, proceed to Closing and make a claim after Closing under Article VII.

(f) This Agreement may be terminated by the Selling Stockholders, in their sole discretion, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that has resulted in a Buyer Material Adverse Effect (a “Buyer Default”) and such Buyer Default is not cured by the earlier of the Closing Date or the date 45 calendar days after receipt by Buyer of written notice specifying particularly such Buyer Default, and such Buyer Default has not been waived by the Selling Stockholders. If, prior to the Closing, there is a Buyer Default not so cured, the Selling Stockholders shall have the right to either: (i) terminate this Agreement; or (ii) subject to Section 10.1, proceed to Closing and make a claim after Closing under Article VII.

8.2 Procedure and Effect of Termination.

(a) Except for the obligations under this Article VIII, Article IX and Article X (other than Section 10.3), if this Agreement is terminated under Section 8.1, then, except as provided in this Section 8.2, all further obligations of the Parties under this Agreement will terminate.

(b) Subject to Section 10.1(b)(iii), if Buyer or the Selling Stockholders terminate this Agreement pursuant to Section 8.1(e) or 8.1(f), as the case may be, then the rights of the non-breaching Party(ies) to pursue all legal and equitable remedies for Damages such Party(ies) suffer will survive such termination unimpaired.

(c) If Buyer delivered a notice to Exelon under Section 5.31 and this Agreement is terminated by Buyer pursuant to Section 8.1(e), the Selling Stockholders will reimburse Buyer for all amounts for which Buyer reimbursed Independence and SIFC under Section 5.31.

ARTICLE IX

THE STOCKHOLDERS’ REPRESENTATIVE

9.1 The Stockholders’ Representative.

(a) The Selling Stockholders hereby authorize, direct and appoint Exelon (in such capacity, the “Stockholders’ Representative”) to act as sole and exclusive agent, attorney-in-fact and representative of the Selling Stockholders, with full power of substitution with respect to all matters under this Agreement, including determining, giving and receiving notices and processes hereunder, receiving distributions of the Purchase Price to or for the benefit of the Selling Stockholders, contesting and settling any and all claims for payment or indemnification pursuant to Article V or VII, resolving any other disputes hereunder, performing the duties expressly assigned to Exelon hereunder and to engage and employ agents and representatives and to incur such other expenses as Exelon shall reasonably deem necessary or prudent in connection with the foregoing. Exelon shall have the sole and exclusive right on behalf of any Selling Stockholder to take any action or provide any waiver, or receive any notice with respect to any claims for payment or indemnification under Article V or VII and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by Exelon, shall be absolutely and irrevocably binding on each Selling Stockholder as if such Selling Stockholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Selling Stockholder’s individual capacity, and no Selling Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by the Selling Stockholders hereunder or any action which the Selling Stockholders, at their election, have the right to take hereunder, shall be taken only by Exelon and no Selling Stockholder acting on its own shall be entitled to take any such action. All deliveries and payments to be made by Buyer to any Selling Stockholder hereunder shall be made exclusively to Exelon on behalf of the Selling Stockholders and any delivery or payment so made to Exelon shall constitute full performance of the obligations hereunder of Buyer to the Selling Stockholders. Buyer shall not be liable for allocation of particular deliveries and payments among the Selling Stockholders.

(b) The appointment of Exelon as each Selling Stockholder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent such Selling Stockholder with regard to this Agreement, the ExRes Shares and the transactions contemplated hereby. The appointment of the Stockholders’ Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Selling Stockholder pursuant to this Agreement: (i) will not be terminated by operation of law, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Selling

Stockholder or any proceeding in connection therewith, or any other event; and (ii) shall survive the delivery of an assignment by any Selling Stockholder of the whole or any fraction of its interest in any payment due to it under this Agreement.

(c) Exelon hereby accepts the foregoing appointment and agrees to serve as the Stockholders’ Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Selling Stockholders of reasonable out of pocket expenses incurred by Exelon in its capacity as such.

(d) The provisions of this Article IX shall in no way impose any liabilities or obligations on Buyer. In particular, notwithstanding any notice received by Buyer to the contrary and absent bad faith or willful misconduct, Buyer shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability or obligations to the Selling Stockholders with respect to actions, decisions and determinations of the Stockholders’ Representative and shall be entitled to assume that all actions, decisions and determinations of the Stockholders’ Representative are fully authorized by all of the Selling Stockholders.

(e) The Buyer may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Stockholders’ Representative under Section 9.1, may continue to rely, without inquiry, upon the action of the Stockholders’ Representative as the action of each Selling Stockholder in all matters referred to in this Agreement. The Selling Stockholders shall indemnify the Buyer for all Damages incurred by it and its Affiliates arising out of disputes between the Selling Stockholders or between a Selling Stockholder and the Stockholders’ Representative.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Amendment and Modification.

(a) Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of the Selling Stockholders and Buyer.

(b) Notwithstanding the foregoing, if a Party becomes aware at any time before the Closing Date that a disclosure schedule previously delivered by such Party was inaccurate or incomplete when delivered or has become inaccurate or incomplete as a result of subsequent events, such Party shall deliver to the other Parties no later than ten Business Days after such discovery (but in any event no later than five calendar days prior to the Closing Date) an amendment or supplement to such schedule; provided, however, that:

(i) if such amendment or supplement is based on events or matters that arose before the date of this Agreement, no such amendment or supplement shall be given effect for purposes of determining the fulfillment of the condition precedent set forth in Section 6.1(j), unless the Selling Stockholders agree to indemnify the Buyer Indemnitees for all Damages with respect to such events or matters;

(ii) if such amendment or supplement is based on events or matters that arise after the date of this Agreement and that are expressly permitted to occur under Section 5.1, such amendment or supplement shall be immediately effective and the Schedules shall be read for all purposes as so amended or supplemented;

(iii) if such amendment or supplement is based on events or matters that arise after the date of this Agreement, such events or matters are not expressly permitted under Section 5.1 and such events or matters would reasonably be expected to result in Damages (if the Closing were to occur) to the Buyer Indemnitees of greater than or equal to $5.0 million (or $2.0 million if the Selling Stockholders do not exercise their option under clause (iv) below), Buyer or the Selling Stockholders may terminate this Agreement upon five Business Days prior written notice to the other Parties in which case no Party shall have any liability or obligation to any other Party (except to the extent a Party is otherwise in breach of this Agreement);

(iv) if such amendment or supplement is based on events or matters that arise after the date of this Agreement, such events or matters are not expressly permitted under Section 5.1 and such events or matters would reasonably be expected to result in Damages (if the Closing were to occur) to the Buyer Indemnitees of greater than $2.0 million and less than $5.0 million, at the Selling Stockholders’ option, such amendment or supplement shall be given effect for purposes of determining the fulfillment of the condition precedent set forth in Section 6.1(j) if the Selling Stockholders agree to indemnify the Buyer Indemnitees for all Damages with respect to such events or matters; and

(v) if such amendment or supplement is based on events or matters that arise after the date of this Agreement, such events are not expressly permitted under Section 5.1, and such events or matters would reasonably be expected to result in Damages (if the Closing were to occur) to the Buyer Indemnitees of less than $2.0 million, such amendment or supplement shall be given effect for determining the fulfillment of the condition precedent set forth in Section 6.1(j) and the Selling Stockholders shall indemnify the Buyer Indemnitees for all Damages with respect to such events or matters.

(c) Only such events or matters or series of related events or matters that are reasonably expected to constitute liabilities or obligations exceeding $50,000 may be counted in determining whether the Selling Stockholders may exercise their right to proceed to Closing pursuant to clauses (iii), (iv) and (v) of Section 10.1(b).

10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

10.3 Survival of Indemnification, Representations and Warranties.

(a) The representations and warranties set forth in Section 3.18 (captioned “Compliance with Environmental Laws”), shall survive for a period of three years. The representations and warranties set forth in Section 3.2 (captioned “Authorization; Validity”), Section 3.3 (captioned “Consents and Approvals; No Conflicts”) and Section 3.4 (captioned “Capitalization”) shall survive the Closing indefinitely. The representations and warranties set forth in Section 3.9 (captioned “Taxes”) and in Section 3.12 (captioned “ERISA”) shall survive for a period that is 90 calendar days after the applicable statute of limitations (including applicable extensions). All other representations and warranties contained in this Agreement shall survive the Closing but shall terminate and expire at the close of business on the date that is 18 months after the Closing Date. All covenants and agreements, other than the covenant set forth in Section 5.8(g) (captioned “Tax Indemnification”), the survival of which is governed by this Section 10.3, shall be perpetual, unless otherwise specified.

(b) Except as otherwise provided in this Agreement, indemnities herein shall survive the Closing and shall be perpetual; provided, however, that: (i) the indemnity provided under Section 7.1(a)(iv)(E) shall survive the Closing for the life of Sithe’s investment in K Road and Sithe’s obligations under the K Road Guarantee; (ii) the indemnity provided under Section 7.1(a)(iv)(F) shall survive the Closing for the life of the Dexter Lease; and the indemnity provided under Section 7.1(a)(iv)(G) shall survive the Closing until the earlier to occur of either (A) the expiration of the applicable statute of limitations or (B) with respect to the indemnity relating to POSDEF, the earlier of: (x) the entry by FERC of a final, binding, non-appealable determination granting that POSDEF did not lose its QF Status during the period after December 18, 2000 as a result of Exelon’s indirect acquisition of its interest in Sithe or (y) the effective date of the settlement filed in FERC Docket Nos. EL04-26 and QF85-311 and, with respect to the indemnity relating to Luz, the earlier of: (x) the entry by FERC of a final, binding, non-appealable determination granting that Luz did not lose its QF Status during the period after December 18, 2000 as a result of Exelon’s indirect acquisition of its interest in Sithe to Luz or (y) the effective date of the settlement filed in FERC Docket Nos. EL04-26 and QF86-734; and (iii) the indemnity provided under Section 5.8(g) shall survive the Closing until the date that is 90 days after the expiration of the applicable statute of limitations (including applicable extensions).

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(a)	If to the Selling Stockholders or the Stockholders’ Representative, to:

Exelon SHC, Inc.

c/o Exelon Corporation

10 South Dearborn Street, 37th Floor

Chicago, IL 60680-5379

Attention: J. Barry Mitchell

Telecopy: (312) 394-5440

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Howard L. Meyers, Esq.

Telecopy: (215) 963-5001

(b)	If to Buyer:

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Attention: Alec G. Dreyer

Telecopy: (713) 507-6804

and

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, TX 77002

Attention: Terry D. Jones, Senior Vice President and Group General

Counsel, Generation Business Segment

Telecopy: (713) 507-6987

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

1111 Louisiana Street, 44th Floor

Houston, TX 77002-5200

Attention: Julien Smythe, Esq.

Telecopy: (713) 236-0822

10.5 Assignment. This Agreement and all of the provisions hereof shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, without the prior written consent of each other Party, such consent not to be unreasonably withheld or delayed (provided, that Buyer may freely assign this Agreement to any Affiliate that is a direct or indirect wholly owned subsidiary of Dynegy Inc. so long as the credit support letter delivered by Dynegy Inc. to the Selling Stockholders on the date hereof shall remain effective with respect to such assignee).

10.6 Specific Performance; No Punitive or Consequential Damages. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. EXCEPT

AS PROVIDED IN SECTION 7.2(c), NEITHER PARTY NOR ITS AFFILIATES SHALL SEEK OR BE LIABLE FOR ANY PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF REVENUE OR INCOME, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT.

10.7 Governing Law, Consent to Jurisdiction, Etc.

(a) THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York sitting in Manhattan or any Federal court of the United States of America sitting in the Southern District of New York and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating to such transactions, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such Action shall be heard and determined in such court of the State of New York or, to the extent permitted by Applicable Law, in such Federal court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or related to this Agreement or the Transactions in any such New York state or federal court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the Parties shall designate and appoint an agent for the service of process in the State of New York in connection with any dispute arising under this Agreement, and agrees to consider any legal process or any demand or notice made or served on such agent as being made to it.

(d) THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. The scope of this waiver is intended to be all encompassing of any transaction contemplated hereby, including Contract claims, tort claims, breach of duty claims, and all other material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN

WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an Action, this Agreement may be filed as a written consent to trial by a court.

10.8 Professional Fees and Expenses. Except as expressly set forth in this Agreement, each Party shall pay all legal, accounting, and other fees and expenses incurred by such Party in connection with this Agreement and the transactions contemplated thereby. The Selling Stockholders will promptly reimburse Buyer for any such fees or expenses incurred prior to Closing in connection with the transactions contemplated hereby and paid by ExRes or any Significant Subsidiary after Closing.

10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Interpretation. The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.11 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to in this Agreement are intended to be and hereby are specifically made a part of this Agreement.

10.12 Entire Agreement. This Agreement, including the Exhibits, Schedules, documents, certificates and instruments referred to in this Agreement or therein, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement. This Agreement supersedes all prior agreements and understandings between the Parties other than the Confidentiality Agreement with respect to such transactions.

10.13 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

10.14 Third Party Beneficiaries. Other than those Persons entitled to indemnity under Article VII, there are no third party beneficiaries having rights under or with respect to this Agreement.

10.15 Schedules.

(a) If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(b) The disclosures in the Schedules relate only to the representations and warranties in the Section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(c) Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedules identify the exception with reasonable particularity.

(d) Certain items are listed in the Schedules for informational purposes because they do not rise above applicable materiality thresholds and, as such, are not required to be disclosed in such Schedules. In no event shall the listing of such items in the Schedules be deemed or interpreted to broaden or otherwise amplify the representations and warranties, covenants or agreements contained in this Agreement, and nothing in the Schedules shall influence the construction or interpretation of any of the representations and warranties contained in this Agreement. The headings contained in the disclosure schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information or the standard of materiality contained in the Schedules or this Agreement.

(e) With respect to any event or matter for which Buyer has been indemnified pursuant to Section 7.1(a)(iv), the Selling Stockholders shall not be required to schedule any items in connection with any of the representations and warranties in Article III. To the extent such event or matter is covered by the indemnity as set forth in Section 7.1(a)(iv), the absence of the disclosure of any such event or matter shall not form the basis of any claim for any breach of any representation or warranty in Article III.

10.16 Time. Time is of the essence in the performance of this Agreement.

10.17 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

10.18 Joint and Several Obligations. Notwithstanding anything to the contrary in this Agreement, the covenants and obligations of, and the representations and warranties made by or attributable to, any Selling Stockholder pursuant to this Agreement will be deemed to be made by and attributable to each Selling Stockholder, jointly and severally, and the Buyer will have the right to pursue remedies against any one or more Selling Stockholder, without any obligation to give notice to or pursue all Selling Stockholders or to give notice to or pursue any individual Selling Stockholder before pursuing any other Selling Stockholders.

10.19 Electronic Signatures.

(a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed this Agreement or any other document contemplated hereby (including any amendment, waiver or other change thereto) unless and until such Party shall have executed such document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such document contemplated.

(b) Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

IN WITNESS WHEREOF, the Selling Stockholders, ExRes and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

EXELON SHC, INC.
By:	/S/ J. BARRY MITCHELL
Name:	J. Barry Mitchell
Title:	Treasurer
EXELON NEW ENGLAND POWER MARKETING, L.P.
By Exelon AOG Holding #1, Inc., its general partner

By:	/S/ IAN MCLEAN
Name:	Ian McLean
Title:	President
EXRES SHC, INC.
By:	/S/ DARREN OLAGUES
Name:	Darren Olagues
Title:	Senior Vice President
DYNEGY NEW YORK HOLDINGS INC.
By:	/S/ ALEC DRYER
Name:	Alec Dryer
Title:	President